Exhibit 99.1

EXPLANATORY NOTE

RYTHM, Inc. (“the Company, and formerly known as Agrify Corporation) is filing this Exhibit 99.1 to the Current Report on Form 8-K (this “Exhibit”) to recast the financial information and financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company originally filed with the Securities and Exchange Commission (“SEC”) on March 21, 2025 and amended on March 28, 2025 (as amended, the “FY 2024 Form 10-K”), and to present comparable financial information for the year ended December 31, 2023, solely to reflect the reclassification of operations related to the Extraction Business (as defined below) as discontinued operations.

As previously disclosed within the Form 8-K filed with the SEC on March 31, 2025, on March 30, 2025, the Board of Directors of the Company approved the discontinuation of the Company’s legacy extraction business (the “Extraction Business”).

The operations related to the Extraction Business met the criteria within Accounting Standard Codification (“ASC”) 205-20, Discontinued Operations (“ASC 205-20”), to be reported as discontinued operations because the transaction represented a strategic shift in business that had a major effect on the Company’s operations and financial results. Accordingly, the Extraction Business has been retrospectively presented as discontinued operations in the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023. The Company began presenting the Extraction Business as discontinued operations in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, which was filed with the SEC on May 9, 2025.

The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the FY 2024 Form 10-K.

This Exhibit revises the following portions of the FY 2024 Form 10-K in order to reflect the presentation of discontinued operations:

Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

Part II, Item 8, “Financial Statements and Supplementary Data.”

Unaffected items and unaffected portions of the FY 2024 Form 10-K have not been repeated herein and are not amended or modified by this Exhibit.

Other than as required to reflect the presentation of the Extraction Business as discontinued operations in the consolidated financial statements, this Exhibit continues to describe conditions as of the date of the FY 2024 Form 10-K filing and does not reflect events occurring after the Company filed the FY 2024 Form 10-K. Without limitation to the foregoing, this Exhibit does not purport to update the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the FY 2024 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring or known to management that occurred after the date of the FY 2024 Form 10-K filing or modify or update those disclosures affected by subsequent events. More current information is contained in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the FY 2024 Form 10-K, which also contains important information regarding forward-looking statements, events, developments or updates to certain of our expectations that have occurred subsequent to the filing of the FY 2024 Form 10-K. Therefore, this Exhibit should be read in conjunction with the Company’s other filings made with the SEC, including, and subsequent to, the date of the FY 2024 Form 10-K. For the avoidance of doubt, references to “Agrify” or “Agrify Corporation” in this Exhibit reflect the Company’s former name as used in the FY 2024 Form 10-K and have not been updated to reflect the subsequent name change to RYTHM, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements and information relating to Agrify Corporation. All statements other than statements of historical facts contained in this report, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to:

●	our market opportunity;

●	the effects of increased competition as well as innovations by new and existing competitors in our market;

●	our ability to retain our existing customers and to increase our number of customers;

●	our ability to effectively manage or sustain our growth;

●	integration of complementary businesses and technologies;

●	our ability to maintain, or strengthen awareness of, our brand;

●	future revenue, hiring plans, expenses, capital expenditures, and capital requirements;

●	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;

●	the loss of key employees or management personnel;

●	our financial performance and capital requirements; and

●	our ability to maintain, protect, and enhance our intellectual property.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this report. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” section of this Annual Report on Form 10-K. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this report to conform these statements to actual results or to changes in our expectations.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this report. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this report.

Unless otherwise stated or the context otherwise requires, references in this report to “Agrify”, the “Company,” “we,” “us,” “our,” or similar references mean Agrify Corporation and its subsidiaries on a consolidated basis.

Overview

Agrify is a developer of branded innovative solutions for the cannabis and hemp industries. Our Señorita brand offers consumers hemp-derived tetrahydrocannabinol (“THC”) beverages that mirror well-known cocktails like a margarita – in three flavors – classic Lime Jalapeño Margarita, Mango Margarita, and Paloma. for its clean, fresh taste and commitment to high-quality, natural ingredients, Señorita offers a low-sugar, low-calorie alternative to alcoholic beverages and is available at top retailers including Total Wine, ABC Fine Wine & Spirits, and Binny’s in nine U.S. states and Canada, with plans for expansion and future availability in premier on-premises destinations.

In addition to beverages, Agrify has also historically been a leading provider of innovative cultivation and extraction solutions for the cannabis industry (the “Extraction Business”). Prior to our exit of the Extraction Business on March 30, 2025, our comprehensive extraction product line, which includes hydrocarbon, alcohol, solventless, post-processing, and lab equipment, empowers producers to maximize the quantity and quality of extract required for premium concentrates. Additionally, prior to its sale on December 31, 2024, our proprietary micro-environment-controlled Agrify Vertical Farming Units (“VFUs”) enabled cultivators to produce high quality products for the cannabis industry (the “Cultivation Business”, together with “Extraction Business”, collectively, the “Discontinued Operations”).

Agrify was incorporated in the state of Nevada on June 6, 2016, originally incorporated as Agrinamics, Inc. (or “Agrinamics”). On September 16, 2019, Agrinamics amended its articles of incorporation to reflect a name change to Agrify Corporation.

Reverse Stock Splits

On July 5, 2023, we effected a 1-for-20 reverse stock split of our common stock. All share and per share information has been retroactively adjusted to give effect to the reverse stock split for all periods presented unless otherwise indicated.

On October 8, 2024, we effected a 1-for-15 reverse stock split of our common stock. All share and per share information has been retroactively adjusted to give effect to the reverse stock splits for all periods presented unless otherwise indicated.

No fractional shares of common stock were issued as a result of these reverse stock splits. Any fractional shares in connection with these reverse stock splits were rounded up to the nearest whole share and no stockholders received cash in lieu of fractional shares. The reverse stock splits had no impact on the number of shares of common stock that we are authorized to issue pursuant to our articles of incorporation or on the par value per share of the common stock. Proportional adjustments were made to the number of shares of Common Stock issuable upon exercise or conversion of our outstanding stock options and warrants, the exercise price or conversion price (as applicable) of our outstanding stock options and warrants, and the number of shares reserved for issuance under our equity incentive plan. All share and per share information included in this Annual Report on Form 10-K has been retroactively adjusted to reflect the impact of these reverse stock splits.

Recent Developments

February 2025 Changes in Directors

On February 5, 2025 the Company announced that Peter Shapiro and Sanjay Tolia were appointed to our Board of Directors (the “Board”) effective January 31, 2025. The Company also announced Richard Drexler’s departure from the Board effective as of January 31, 2025.

Public Offering

On February 27, 2024, we entered into a placement agency agreement with Alexander Capital, LP as placement agent, pursuant to which we agreed to issue and sell an aggregate of 184,000 shares of Common Stock, and, in lieu of Common Stock to certain investors that so chose, Pre-Funded Warrants (“Pre-Funded Warrants”) to purchase 264,245 shares of Common Stock. The public offering price for each share of Common Stock was $5.70, and the offering price for each Pre-Funded Warrant was $5.69, which equals the public offering price per share of the Common Stock, less the $0.001 per share exercise price of each Pre-Funded Warrant. The Offering was made pursuant to a registration statement on Form S-1 that we filed with the SEC on January 26, 2024 and was declared effective on February 14, 2024. Raymond Chang, our former Chairman and Chief Executive Officer, participated in the offering on the same terms as other investors. The net proceeds from the public offering were approximately $2.2 million, after deducting placement agent fees and commissions and expenses. The public offering closed on February 28, 2024.

Debt Modification; Warrant Amendments

On May 21, 2024, we and CP entered into an amendment to the Convertible Note (the “Consolidated Note Amendment”), pursuant to which CP could elect, in lieu of shares of Common Stock issuable upon conversion of the Convertible Note, to instead receive Pre-Funded Warrants. The conversion price applicable to the Pre-Funded Warrants remained unchanged at $21.90. Immediately following the execution of the Consolidated Note Amendment, CP elected to convert $11.5 million of outstanding principal into a Pre-Funded Warrant exercisable at issuance for up to 525,114 shares of Common Stock having a fair value of approximately $2.9 million (the “CP Warrant Conversion”).

On May 21, 2024, we and GIC Acquisition, LLC (“GIC”), the holder of an unsecured promissory note (the “GIC Note”), amended and restated the GIC Note (the “Restated GIC Note”) to increase the aggregate principal amount to approximately $2.29 million, extend the maturity date to December 31, 2025, and provide that the Restated Junior Note may be converted into Common Stock of the Company or, at GIC’s election, Pre-Funded Warrants, in each case at a conversion price of $4.65. Immediately following the execution of the Restated GIC Note, GIC elected to convert all of the outstanding principal under the Restated GIC Note into a Pre-Funded Warrant exercisable at issuance for up to 492,204 shares of Common Stock having a fair value of approximately $2.7 million (the “GIC Warrant Conversion”, and, collectively with the CP Warrant Conversion, the “Related Party Warrant Conversions”).

On June 30, 2024, we executed an amendment to the Pre-Funded Warrants, pursuant to which we revised certain provisions of the Pre-Funded Warrants to (i) remove the adjustment to the exercise price of the Pre-Funded Warrants when there is a bona fide equity financing with the primary purpose of raising capital (the “Adjustment Provisions”) and (ii) increase the threshold for a change of control from 50% to greater than 50%. On August 12, 2024, our stockholders approved a proposal to amend the Pre-Funded Warrants to add the Adjustment Provisions at a future date. Pursuant to that approval, on August 28, 2024, we entered into amendments to the Pre-Funded Warrants to insert the Adjustment Provisions. As a result of the warrant amendments and the subsequent issuance of 189,645 shares of Common Stock to Ionic Ventures, LLC (“Ionic”) at an effective purchase price of approximately $2.109 per share of Common Stock, the number of shares of Common Stock underlying the Pre-Funded Warrant held by CP was adjusted to 5,452,288 and the number of shares of Common Stock underlying the Pre-Funded Warrant held by GIC was adjusted to 1,085,122. On August 30, 2024, CP partially exercised its Pre-Funded Warrant and entities affiliated with Mr. Chang and Ms. Chan received an aggregate of 383,127 shares of Common Stock upon the exercise. On September 27, 2024, we further amended the Pre-Funded Warrants to remove the Adjustment Provisions from each warrant and (ii) preventing the holders from any additional exercise of either of the Pre-Funded Warrants at any time between September 27, 2024 and October 9, 2024.

Change in Accounting Firm

On June 20, 2024 after an evaluation process, the Audit Committee of our Board (the “Audit Committee”) dismissed Marcum LLP as our independent registered public accounting firm and appointed MATSUURA (“Matsuura”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024, in each case effective as of June 25, 2024. On June 30, 2024, the audit practice of Matsuura was combined in a transaction pursuant to which Matsuura merged its operations with GuzmanGray, a professional corporation (“GuzmanGray”). On July 19, 2024, Matsuura resigned as our auditors and the Audit Committee appointed GuzmanGray as our independent registered public accounting firm effective as of the Effective Date.

Equity Line of Credit Facility

On August 28, 2024, we entered into the Purchase Agreement and a registration rights agreement with Ionic pursuant to which Ionic committed to purchase up to an aggregate of $15.0 million of our Common Stock, subject to certain limitations, from time to time and at our sole discretion over the 36-month term of the Purchase Agreement.

From and after the date the registration statement relating to the resale of the shares sold to Ionic was declared effective, November 5, 2024, we may from time to time on any business day, by written notice delivered by us to Ionic, direct Ionic to purchase between $250,000 and $750,000 of shares of Common Stock on such business day, at a purchase price per share that will be equal to 93% (or 80% if the Common Stock is not then trading on the Nasdaq Capital Market) of the lowest daily VWAP over a specified measurement period beginning after the delivery of the purchase notice, as described further in the Purchase Agreement (each, a “Regular Purchase”). The Purchase Agreement also permitted us to deliver an exemption purchase notice for $400,000 on the date of signing, with the shares so purchased to be delivered following the Commencement Date, and we delivered an exemption purchase notice for $400,000 for the purchase by Ionic of 189,645 shares of Common Stock. On November 5, 2024, we issued 189,645 shares of Common Stock to Ionic. We will control the timing and amount of any sales of Common Stock to Ionic pursuant to the Purchase Agreement. Ionic has no right to require us to sell any shares of Common Stock to Ionic, but Ionic is obligated to make purchases as we direct, subject to certain conditions.

Sale of Cultivation Business

On December 31, 2024, we entered into and closed an Asset Purchase Agreement (the “Cultivation Purchase Agreement”) with CP Acquisitions, LLC (“CP”), an entity affiliated with Raymond Chang, our former Chairman and Chief Executive Officer. Under the Cultivation Purchase Agreement, CP acquired assets from us relating to our VFUs, including the related Agrify total-turnkey (“TTK”) solution assets and Agrify InsightsTM software solutions (collectively the “Cultivation Business”). The aggregate consideration received by us for the sale of the Cultivation Business consisted of the assumption by CP of (i) all of our obligations pursuant to secured indebtedness then due CP with an aggregate amount of principal and accrued interest of approximately $7 million, and (ii) certain other liabilities relating to the Cultivation Business.

Señorita Acquisition

On December 12, 2024, we completed the acquisition of substantially all of the assets of Double or Nothing, LLC (“Double or Nothing”) in connection with its Señorita brand of beverages hemp-derived containing cannabinoids. Under the Purchase Agreement, we acquired the Señorita brand of beverages and related assets from Double or Nothing relating to the portions of its business operating in compliance with Canadian law and under the Agricultural Improvement Act of 2018 (the “2018 Farm Bill”) and applicable state laws.

Private Placement

On November 20, 2024, we raised gross proceeds of approximately $25.9 million in a private placement following the closing of certain securities purchase agreements with institutional investors and other accredited investors. In connection with the private placement, we issued (i) 203,988 shares Common Stock and (ii) pre-funded warrants to purchase up to an aggregate of 949,515 shares of Common Stock at a purchase price per share of Common Stock of $22.30 and a purchase price per pre-funded warrant of $22.2999.

Convertible Note

On November 5, 2024, we issued a Secured Convertible Note (the “Note”) to RSLGH, LLC (the “Investor”), a subsidiary of Green Thumb Industries Inc. (“Green Thumb”). The Note is a secured obligation and ranks senior to all of our indebtedness except for certain indebtedness set forth in the Note. The Note will mature on November 5, 2025 (the “Maturity Date”) and contains a 10.0% annualized interest rate, with interest to be paid on the first calendar day of each September and March while the Note is outstanding, in cash, beginning January 1, 2025. The principal amount of the Note will be payable on the Maturity Date.

2024 Board and Management Changes

Also on November 5, 2024, immediately following the issuance of the Note, Raymond Chang, our prior CEO and Chairman, resigned as a member of the Board and any subsidiaries and as President and Chief Executive Officer of the Company, and I-Tseng Jenny Chan resigned as a member of the Board. Benjamin Kovler, Armon Vakili and Richard Drexler replaced Raymond Chang and I-Tseng Jenny Chan on the Board and Benjamin Kovler assumed the position of Interim CEO.

Effective May 17, 2024, Leonard Sokolow resigned as a member of the Board and its committees. Effective December 3, 2024, Brian Towns resigned from his roles as the Company’s Executive Vice President and General Manager of Extraction Division to pursue other opportunities. On December 31, 2024, in connection with the Cultivation Purchase Agreement, David Kessler ceased serving as the Company’s Chief Science Officer, Executive Vice President and General Manager of Cultivation.

Lines of Business

Hemp-Derived Beverages

The Company acquired the Señorita brand of hemp-derived beverages in November 2024. Señorita was designed and formulated by world-class winemakers Charles Bieler and Joel Gott. Recognizing a growing generational demand for adult beverage alternatives, Bieler and Gott gave the classic margarita a modern twist—replacing alcohol with hemp-derived to create a delightful, hangover-free beverage alternative. Through the use of all-natural, premium ingredients like organic Mexican agave, fresh lime juice and sweet, tangy mango, Señorita quickly gained acclaim, taking home the top spot in The High Times Cannabis Cup just one year after inception. Gott and Bieler continue to collaborate on the brand with Mr. Kovler and the Agrify team.

Señorita currently offers three award-winning flavors – classic Lime Jalapeño Margarita, Paloma, and Mango Margarita. A fourth flavor, low-calorie Ranch Water, is expected to debut in 2025. Señorita’s hemp-derived beverages are currently available at top retailers including Total Wine, ABC Fine Wine & Spirits, and Binny’s in nine U.S. states and Canada. Products are also available for direct-to-consumer purchase where permissible under state law at senoritadrinks.com.

Discontinued Operations

Cultivation Solutions

Prior to its sale on December 31, 2024, we sold proprietary cultivation solutions to independent licensed cultivators. The two primary products we sold were the VFUs and Agrify Insights™ software.

The proprietary VFU technology offered a modular, compartmentalized micro-climate growing system for indoor vertical farming. The VFU system was designed for craft farmers, single-state operators, and multi-state operators who were looking to consistently produce higher-quality crops at scale. The VFUs were designed to line up horizontally in rows, and could be stacked vertically up to three units tall.

The VFUs were designed to work in conjunction with the Agrify Insights™ software. Each VFU sold included a license for Agrify Insights™ and a monthly Software-as-a-Service (“SaaS”) subscription fee was charged per VFU. The VFU could not operate successfully without Agrify Insights™, and we typically charged between $1,500 to $2,400 per VFU sold annually. Agrify Insights™ license agreements were generally for a multi-year term, with an annual auto-renewal.

Extraction Solutions

Prior to its discontinuation on March 30, 2025, our extraction equipment and business solutions that were a part of our Extraction Business could be used within indoor processing facilities by fully licensed cannabis and hemp cultivators and processors or in some cases, by individual processors for individual use in compliance with applicable law. We sold our proprietary extraction solutions to independent, licensed cultivators and processing labs.

We had strategically acquired four brands in the extraction space in late 2021 and early 2022: Precision Extraction, PurePressure, Lab Society, and Cascade Sciences. These brands encompassed hydrocarbon, alcohol, and solventless extraction and distillation and post-processing solutions. Our extraction brands provided equipment and solutions for extraction, post-processing, and testing for the cannabis and hemp industries.

TTK Solution

The Company’s TTK Solution was the industry’s first-of-its-kind program in which the Company engaged with qualified cannabis operators in the early phases of their business plans and provides critical support, typically over a 10-year period, which includes: access to capital for construction costs, the design and build-out of their cultivation and extraction facilities, state-of-the-art cultivation and extraction equipment, subscription to the Company’s Agrify Insights™, process design, training, implementation, proven grow recipes, product formulations, data analytics, and consumer branding. While we have not entered into any new TTK Solutions since January 1, 2024 and will not in the future, we have previously deployed this program with certain key former customers. The data-driven TTK Solution for cultivation solutions enabled our customers to get to market faster by providing them with seamlessly integrated hardware and software offerings as well as access to capital and a wide range of associated services from experts including consulting, training, design, engineering, and construction.

Note Amendment, Consolidation and Conversion

On January 25, 2024, following stockholder approval at an annual meeting of stockholders on January 8, 2024, we and CP consolidated the outstanding principal and interest due under the junior secured promissory note (the “Junior Secured Note”) to CP and a promissory note with an original principal amount of $35.0 million (the “Exchange Note”) to High Trail Special Situations LLC (the “Original Lender”) into a convertible note (the “Convertible Note”) and amended and restated the Convertible Note (as amended and restated, the “Restated Note”), with an outstanding principal amount of approximately $18.3 million at the time of issuance of the Restated Note. The Restated Note amended the terms of the Convertible Note by, among other things, (i) reducing the conversion price to $1.46 per share of our “Common Stock”), (ii) increasing the beneficial ownership limitation to 49.99% with respect to any individual or group, provided that CP could assign its right to receive shares upon conversion to Raymond Chang, our former Chairman and Chief Executive Officer and/or I-Tseng Jenny Chan, a former member of the Board, or their affiliates, in which case the 49.99% beneficial ownership limitation would have applied to each of them individually, (iii) extending the maturity date to December 31, 2025, (iv) increasing the interest rate from 9% to 10% per annum, (v) increasing the default interest from 15% to 18% per annum, and (vi) providing for the payment of interest every six months, or in lieu of cash interest payments, we could issue shares of our Common Stock as payments-in-kind at a conversion price equal to the higher of (i) $1.46 or (ii) a 20% discount to our trailing seven-day volume weighted average price as of the date of interest payment. Immediately following the execution of the Restated Note, CP immediately elected to convert approximately $3.9 million of outstanding principal into an aggregate of 178,108 shares of Common Stock, and assigned its rights to receive such shares to entities affiliated with Mr. Chang and Ms. Chan. Following the conversion, there was $15.0 million in principal amount outstanding under the Restated Note. In connection with the sale of the Cultivation Business on December 31, 2024, CP assumed all of our obligations under the Restated Note.

Issuance of Junior Note

On August 14, 2024, we issued the 2024 CP Note to CP. Pursuant to the 2024 CP Note, CP would lend up to $1,500,000 to the Company. The 2024 CP Note bore interest at a rate of 10% per annum, would mature in full on July 1, 2025, and could be prepaid without any fee or penalty. The 2024 CP Note was secured by our assets and ranked junior to existing secured indebtedness. The 2024 CP Note could have been converted into Common Stock of the Company or, at CP’s election, Pre-Funded Warrants with an exercise price of $0.001 per share, in each case at a conversion price of $3.9495. In connection with the sale of the Cultivation Business on December 31, 2024, CP assumed all of our obligations under the 2024 CP Note.

Mack Molding Modification Agreement

On October 27, 2023, and effective as of October 18, 2023, we entered into a Modification and Settlement Agreement (the “Modification Agreement”) with Mack Molding Company (“Mack”) with respect to a dispute with Mack under an existing supply agreement. On February 29, 2024, we met our contractual obligations under the terms of the Modification Agreement. In settlement of the dispute, we made cash payments of $500,000 and $250,000 to Mack and issued to Mack a warrant to purchase 750,000 shares of Common Stock.

On August 30, 2024, we entered into an amendment to the Modification Agreement with Mack, which modified the payment terms and VFU purchase requirements under the Modification Agreement. Pursuant to the amendment, we agreed to make payments of $1.0 million prior to October 31, 2024 and an additional $1.0 million prior to December 31, 2024. We also agreed to purchase at least 25 VFUs prior to October 31, 2024 and a further 25 VFUs between November 1, 2024 and December 31, 2024. As a precursor to the sale of the Cultivation Business on December 31, 2024, this agreement was settled on December 16, 2024 and the corresponding warrants issued to Mack were terminated.

Convertible Note Amendment

On October 18, 2024, we entered into an amendment with CP to the 2024 CP Note, pursuant to which the maximum principal sum of the 2024 CP Note was increased from $1,500,000 to $3,000,000. The conversion price applicable to the 2024 CP Note remained unchanged with an exercise price of $0.001 per share, in each case at a conversion price of $3.9495 (as may be adjusted per the 2024 CP Note). In connection with the sale of the Cultivation Business on December 31, 2024, CP assumed all of our obligations under the 2024 CP Note.

Nasdaq Compliance

On January 19, 2023, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that, for the previous 30 consecutive business days, the bid price for our Common Stock had closed below $1.00 per share, which is the minimum closing price required to maintain a continued listing on The Nasdaq Capital Market under the Minimum Bid Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days to regain compliance with the Minimum Bid Requirement. To regain compliance with the Minimum Bid Requirement, the closing bid price of our Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days during this 180-day compliance period, unless the Staff exercises its discretion to extend the minimum trading day period pursuant to Nasdaq Listing Rule 5810(c)(3)(G). On July 19, 2023, we received a notice from Nasdaq confirming our compliance with the minimum bid price rule.

As disclosed in the Current Report on Form 8-K filed on April 17, 2023, the audit committee of our Board (the “Audit Committee”) concluded that, as a result of inadvertent errors in the accounting for warrants previously issued by us, it was appropriate to restate our previously issued unaudited consolidated interim financial statements as of and for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 included in our Quarterly Reports on Form 10-Q for such periods in amended quarterly reports for the affected periods. As a result of such restatements, we were unable to timely file the Forms 10-K and 10-Q with respect to such periods without unreasonable effort or expense. On April 18, 2023, we received a notice from Nasdaq that we were noncompliant with Nasdaq Listing Rule 5250(c)(1) as a result of our failure to file our Annual Report on Form 10-K with the SEC by the required due date.

On May 17, 2023, we received a second notice from Nasdaq that we remained noncompliant with Nasdaq Listing Rule 5250(c)(1) as a result of our failure to file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 with the SEC by the required due date.

On August 16, 2023, we received a third notice from Nasdaq that we remained noncompliant with Nasdaq Listing Rule 5250(c)(1) as a result of our failure to file our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 with the SEC by the required filing date. Nasdaq granted us an exception until October 16, 2023, to file the delinquent reports.

On October 17, 2023, we received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of Nasdaq notifying us that we were not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) as a result of its failure to file the delinquent reports in a timely manner.

On November 16, 2023, we received a notice from Nasdaq that we remained noncompliant with Nasdaq Listing Rule 5250(c)(1) as a result of our failure to file our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 with the SEC by the required filing date.

On December 1, 2023, we received a notice from Nasdaq stating that because we reported stockholders’ equity of $(17.17) million in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2023, we were no longer in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Primary Equity Listing Rule”), which requires that listed companies maintain a minimum of $2.5 million in stockholders’ equity. In response, we timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”), which stayed any further action by the Listing Qualifications Staff. The hearing was held on January 11, 2024. We arrived at the hearing having previously cured any additional grounds for delisting as a result of delinquent periodic filings during 2023 that were filed prior to the hearing.

On January 30, 2024, we received formal notice that the Panel had granted our request for an exception through April 15, 2024 to evidence compliance with the Primary Equity Listing Rule, which was subsequently extended to May 22, 2024. On May 21, 2024, we regained compliance with the Primary Equity Listing Rule as a result of the amendment and subsequent conversion of certain outstanding indebtedness.

On March 5, 2024, we received a deficiency letter from Nasdaq notifying us that, for the last 30 consecutive business days, the bid price for our Common Stock had closed below $1.00 per share, which is the minimum closing price required to maintain continued listing on the Nasdaq Stock Market under the Minimum Bid Requirement. The compliance period for the Company expired on September 3, 2024.

On September 4, 2024, Nasdaq notified us in writing that we were eligible for an additional 180-day compliance period, or until March 3, 2025, to regain compliance with the Minimum Bid Requirement. On October 8, 2024, we completed a 1-for-15 reverse stock split of our Common Stock, in which each fifteen shares of Common Stock issued and outstanding were combined and converted into one share of Common Stock to regain compliance with the Minimum Bid Requirement. On October 22, 2024, Nasdaq notified us that we had regained compliance with the Minimum Bid Requirement.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts receivable, the valuation and recognition of stock-based compensation expense, valuation allowance for deferred tax assets, goodwill, impairment of long-lived assets, provision for litigation, inventory reserve, fair value measurements and useful life of fixed assets and intangible assets.

Financial Overview

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial position and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, we evaluate estimates, which include estimates related to accruals, stock-based compensation expense, recoverability of goodwill and reported amounts of revenues and expenses during the reported period. We base our estimates on historical experience and other market-specific or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own Common Stock among other conditions for equity classification.

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that are precluded from equity classification, they are recorded as a liability at their initial fair value on the date of issuance and marked-to-market each reporting period with the changes in fair value of warrant liabilities recorded in other income (expense), net in the accompanying consolidated statements of operations until the warrants are exercised. The fair value of the warrant liabilities are estimated using a Black-Scholes option-pricing model.

The estimated fair value of the warrant liabilities is determined using Level 3 inputs. Inherent in a Black-Scholes option-pricing model are assumptions used in calculating the estimated fair values that represent our best estimate. The volatility rate is determined utilizing our own share price and the share price of competitors over time.

Discontinued Operations

On December 31, 2024, we entered into a Purchase Agreement with CP. Under the Purchase Agreement, CP acquired the Cultivation Business assets from us relating to our VFUs, including the related Agrify TTK solution assets and Agrify InsightsTM software solutions. As the sale of the Cultivation Business represented a strategic shift that will have a major effect on our operations and financial results, they have been presented in discontinued operations separate from continuing operations for the years ended December 31, 2024 and 2023 in the Company’s consolidated statements of operations and applicable footnotes in accordance with ASC 205, Presentation of Financial Statements.

On March 30, 2025, our Board of Directors approved the discontinuation and wind down of our legacy Extraction Business, and all operations ceased as of March 31, 2025. The discontinuation of the Extraction Business represented an additional strategic shift that significantly affects our operations and financial results. Accordingly, the Extraction Business has been presented as discontinued operations in the consolidated financial statements for all periods presented, consistent with the requirements of ASC 205. The assets and liabilities associated with the Extraction Business have been reclassified to discontinued operations in the consolidated balance sheets as of December 31, 2024 and 2023, and its operating results have been reclassified to discontinued operations in the consolidated statements of operations for all periods presented. See Note 6 — Discontinued Operations to our consolidated financial statements for further information.

Revenue Recognition

Overview

We generate revenue from hemp-derived beverage sales.

In accordance with ASC 606, Revenue Recognition (“ASC 606”), we recognize revenue from contracts with customers using a five-step model, which is described below:

●	identify the customer contract;

●	identify performance obligations that are distinct;

●	determine the transaction price;

●	allocate the transaction price to the distinct performance obligations; and

●	recognize revenue as the performance obligations are satisfied.

Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer. The Company satisfies its performance obligation upon transferring goods or services to a customer and transfers control upon the customer taking possession.

We enter into contracts that may include various combinations of equipment and services, which are generally capable of being distinct and accounted for as separate performance obligations. Contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Once we determine the performance obligations, the transaction price is determined, which includes estimating the amount of variable consideration to be included in the transaction price, if any. We then allocate the transaction price to each performance obligation in the contract based on the Standalone Selling Price (“SSP”). The corresponding revenue is recognized as the related performance obligations are satisfied.

Judgment is required to determine the SSP for each distinct performance obligation. We determine SSP based on the price at which the performance obligation is sold separately and the methods of estimating SSP under the guidance of ASC 606. If the SSP is not observable through past transactions, we estimate the SSP, taking into account available information such as market conditions, expected margins, and internally approved pricing guidelines related to the performance obligations. We typically satisfy our performance obligations for equipment sales when equipment is made available for shipment to the customer; for services sales as services are rendered to the customer.

We utilize the cost-plus margin method to determine the SSP for equipment and services. This method is based on the cost of the services from third parties, plus a reasonable markup that we believe is reflective of a market-based reseller margin.

We determine the SSP for services in time and materials contracts by observable prices in standalone services arrangements.

Payment terms with customers typically require payment in advance or payment 30 days from invoice date. Our agreements with customers do not provide for any refunds for services or products and therefore no specific reserve for such is maintained. In the infrequent instances where customers raise a concern over delivered products or services, we have endeavored to remedy the concern and all costs related to such matters have been insignificant in all periods presented.

We have elected to treat shipping and handling activities after the customer obtains control of the goods as a fulfillment cost and not as a promised good or service. Accordingly, we will accrue all fulfillment costs related to the shipping and handling of consumer goods at the time of shipment. We have payment terms with its customers of one year or less and has elected the practical expedient applicable to such contracts not to consider the time value of money. Sales, value add, and other taxes we collect concurrent with revenue-producing activities are excluded from revenue.

We receive payment from customers based on specified terms that are generally less than 30 days from the satisfaction of performance obligations. There are no contract assets related to performance under the contract. The difference in the opening and closing balances of our contract liabilities primarily results from the timing difference between our performance and the customer’s payment. We fulfill obligations under a contract with a customer by transferring products and services in exchange for consideration from the customer. Accounts receivables are recorded when the customer has been billed or the right to consideration is unconditional. We recognize contract liabilities when consideration has been received or an amount of consideration is due from the customer, and we have a future obligation to transfer certain proprietary products.

In accordance with ASC 606, we are required to include disclosure on our remaining performance obligations as of the end of the current reporting period. Due to the nature of our contracts, these reporting requirements are not applicable. The majority of our remaining contracts meet certain exemptions as defined in ASC 606, including (i) performance obligation is part of a contract that has an original expected duration of one year or less and (ii) the right to invoice practical expedient.

Business Combinations

We allocated the purchase price of acquired companies to the tangible and intangible assets acquired according to ASC 805, Business Combinations, including in-process research and development assets, and liabilities assumed, based upon their estimated fair values at the acquisition date. These fair values are typically estimated with assistance from independent valuation specialists. The purchase price allocation process requires us to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets, contractual support obligations assumed, contingent consideration arrangements, and pre-acquisition contingencies.

Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain.

Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

●	future expected cash flows from software license sales, support agreements, consulting contracts, other customer contracts, and acquired developed technologies;

●	expected costs to develop in-process research and development into commercially viable products and estimated cash flows from the projects when completed;

●	the acquired company’s brand and competitive position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio;

●	cost of capital and discount rates; and

●	estimating the useful lives of acquired assets as well as the pattern or manner in which the assets will amortize.

Goodwill

We recognize the excess of the purchase price over the fair value of identifiable net assets acquired as goodwill. Goodwill is not amortized but is tested for impairment at least annually in the fourth quarter of the year, or more frequently if events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable. The Company applies the guidance in ASU 2011-08 Intangibles-Goodwill and Other-Testing Goodwill for Impairment, which provides entities with an option to perform a qualitative assessment (commonly referred to as “Step Zero”) to determine whether further quantitative analysis for impairment of goodwill is necessary. A goodwill impairment charge is recorded if the amount by which our carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Factors that could lead to a future impairment include material uncertainties such as a significant reduction in projected revenues, a deterioration of projected financial performance, future acquisitions and/or mergers, and a decline in our market value as a result of a significant sustained decline in our stock price.

Income Taxes

We account for income taxes pursuant to the provisions of ASC Topic 740, Income Taxes (“ASC 740”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

We follow the provisions of ASC 740, “Basic Recognition Threshold.” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10-25-6, the benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. We believe our tax positions are all highly certain of being upheld upon examination. As such, we have not recorded a liability for unrecognized tax benefits.

We recognize the benefit of a tax position when it is effectively settled. ASC 740, “Basic Recognition Threshold” provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. ASC 740 clarifies that a tax position can be effectively settled upon the completion of an examination by a taxing authority. For tax positions considered effectively settled, we recognize the full amount of the tax benefit.

Accounting for Stock-Based Compensation

We follow the provisions of ASC Topic 718, Compensation - Stock Compensation (“ASC 718”) establishes standards surrounding the accounting for transactions in which an entity exchanges its equity instruments for goods or services. ASC 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as options issued under our Stock Option Plans, as defined in Note 12 – Stockholder’s Equity.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. This model incorporates certain assumptions for inputs including a risk-free market interest rate, expected dividend yield of the underlying Common Stock, expected option life, and expected volatility in the market value of the underlying Common Stock.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of our traded stock, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options. The risk-free interest rate is based upon quoted market yields for United States Treasury debt securities with a term similar to the expected term. The expected dividend yield is based upon our history of having never issued a dividend and management’s current expectation of future action surrounding dividends. We calculate the expected volatility of the stock price based on the corresponding volatility of our peer group stock price for a period consistent with the underlying instrument’s expected term. The expected lives for such grants were based on the simplified method for employees and directors.

As permitted under ASC 718, the Company has made an accounting policy choice to account for forfeitures when they occur.

It is important that the discussion of our operating results that follows be read in conjunction with the critical accounting policies disclosed above.

Results of Operations

We have incurred recurring losses to date. Our consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

Comparison of Years Ended December 31, 2024 and 2023

The following table summarizes our results of operations for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(In thousands)	2024	2023
Revenue	$18	$—
Cost of goods sold	89	—
Gross loss	(71)	—

Selling, general and administrative	7,182	11,485
Change in contingent consideration	(2,180)	(1,322)
Total operating expenses	5,002	10,163
Operating loss from continuing operations	(5,073)	(10,163)
Interest expense, net	(256)	(2,148)
Change in fair value of warrant liabilities	(17,902)	4,695
Loss on extinguishment of long-term debt, net	—	(4,311)
Other expense, net	—	(2)
Total other expense, net	(18,158)	(1,766)
Loss from continuing operations before income taxes	(23,231)	(11,929)
Income tax benefit (expense)	2	(2)
Loss from continuing operations, net of income taxes	(23,229)	(11,931)
Loss from discontinued operations	(6,624)	(6,719)
Loss on disposal of Cultivation business	(11,893)	—
Loss from discontinued operations, net of income taxes	(18,517)	(6,719)
Net loss	$(41,746)	$(18,650)
Net loss per share attributable to Common Stockholders – basic and diluted	$(40.92)	$(187.64)
Weighted average common shares outstanding - basic and diluted	1,020,185	99,391

Revenues

We generate revenue from sales of hemp-derived beverages.

The following table provides a breakdown of our revenue from continuing operations for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(In thousands)	2024	2023	Change	% Change
Hemp-derived beverages	$18	$—	$18	—
Total revenue	$18	$—	$18	—

Revenues increased by $18 thousand, for the year ended December 31, 2024, as compared to the same period in 2023. The comparative increase in revenue was due to that all revenue from the Cultivation Business and Extraction Business for the years ended December 31, 2024 and 2023 is presented as part of discontinued operations and all revenue from the beverage sales for the year ended December 31, 2024 was solely driven by the acquisition of Señorita in December 2024.

Cost of Goods Sold

Cost of goods sold represents costs associated with the hemp-derived beverage sales.

The following table provides a breakdown of our cost of goods sold from continuing operations for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(In thousands)	2024	2023	Change	% Change
Hemp-derived beverages	$89	$—	$89	—
Total cost of goods sold	$89	$—	$89	—

Cost of goods sold increased by $89 thousand, for the year ended December 31, 2024, as compared to the same period in 2023. The year-over-year increase in cost of goods sold was associated with the acquisition of Señorita in December 2024, which aligns with the increase in revenue.

Gross Loss

	Year Ended December 31,
(In thousands)	2024	2023	Change	% Change
Gross loss	$(71)	$—	$(71)	—

Gross loss totaled $71 thousand during the year ended December 31, 2024 compared to a gross loss of $0 during the year ended December 31, 2023. The comparative $71 thousand year-over-year increase in gross loss was associated with the acquisition of Señorita in December 2024.

Selling, General and Administrative Expenses

	Year Ended December 31,
(In thousands)	2024	2023	Change	% Change
Selling, general and administrative	$7,182	$11,485	$(4,303)	(37)%

Selling, General and administrative expenses (“SG&A”) consist principally of salaries and related costs for personnel, including stock-based compensation and travel expenses, associated with executive and other administrative functions. Other SG&A expenses include, but are not limited to, professional fees for legal, consulting, and accounting services.

SG&A expenses decreased by $4.3 million, or 37%, for the year ended December 31, 2024, compared to the same period in 2023. The primary drivers of the year-over-year decrease of SG&A expenses were largely attributable to reductions in salaries and related costs of approximately $0.8 million, a decrease in stock-based compensation, of approximately $1.5 million and a decrease in insurance expenses, of approximately $1.5 million. These decreases were partially offset by a $0.5 million increase in legal expense.

Other Expense, Net

	Year Ended December 31,
(In thousands)	2024	2023	Change	% Change
Interest expense, net	$(256)	$(2,148)	$1,892	(88)%
Other expense, net	—	(2)	2	(100)%
Change in fair value of warrant liabilities	(17,902)	4,695	(22,597)	(481)%
Loss on extinguishment of long-term debt, net	—	(4,311)	4,311	(100)%
Total other expense, net	$(18,158)	$(1,766)	$(16,392)	928%

Interest expense, net

Interest expense was approximately $0.3 million for the year ended December 31, 2024 compared to interest expense of $2.1 million for the same period in 2023. The decrease in our interest expense was primarily driven by the decrease in outstanding debt balances .

Other expense, net

Other expense, net decreased by $2 thousand, or 100%, for the year ended December 31, 2024, compared to the same period in 2023.

Change in fair value of warrant liability

Change in fair value of the warrant liability increased by $22.6 million, or 481%, for the year ended December 31, 2024, compared to the same period in 2023. The increase is related to the measurement of certain warrants upon reclassification to equity.

Loss on extinguishment of long-term debt, net

Change in loss on extinguishment of long-term debt, net decreased by $4.3 million, or 100%, for the year ended December 31, 2024, compared to the same period in 2023. We had no loss on extinguishment of long-term debt, net for the year ended December 31, 2024, compared to a loss of $4.3 million for the same period in 2023.

Income Tax (Expense) Benefit

	Year Ended December 31,
(In thousands)	2024	2023	Change	% Change
Income tax benefit (expense)	$2	$(2)	$4	(200)%
Effective tax rate	—%	—%

Liquidity and Capital Resources

As of December 31, 2024, our principal sources of liquidity are cash and cash equivalents totaling $31.2 million. Our current working capital needs are to support revenue growth and manage inventory to meet demand forecasts and support operational growth. Our long-term financial needs primarily include working capital requirements. There are many factors that may negatively impact our available sources of funds in the future, including the ability to generate cash from operations, raise debt capital and raise cash from the issuance of our securities. The amount of cash generated from operations is dependent upon factors such as the successful execution of our business strategy and general economic conditions.

We may opportunistically raise debt capital, subject to market and other conditions. Additionally, as part of our growth strategies, we may also raise debt capital for strategic alternatives and general corporate purposes. If additional financing is required from outside sources, we may not be able to raise such capital on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition may be adversely affected.

Indebtedness

CP Acquisitions Junior Secured Note

On October 27, 2023, CP, an entity affiliated with and controlled by our former Chief Executive Officer and former member of our Board of Directors, purchased the Exchange Note and the Convertible Note from CP (the “Note Purchase”). As part of the same transaction, we issued the Junior Secured Note to CP. Pursuant to the Junior Secured Note, CP would lend up to $3.0 million to us. The Junior Secured Note bore interest at a rate of 10% per annum, would mature in full on December 31, 2023, and could be prepaid without any fee or penalty. On December 4, 2023, we and CP amended and restated the Junior Secured Note agreement. Pursuant to the terms of the amendment, the maximum principal amount that may be loaned by CP to us was increased to $4.0 million and extended the maturity date thereon to December 31, 2024. On November 30, 2023, CP agreed to forgive $1.0 million of the principal amount outstanding on the Convertible Note.

Consolidated CP Acquisitions Note

On January 25, 2024, we and CP consolidated the outstanding principal and interest due under the Junior Secured Note and the Exchange Note as well as the interest due under the Convertible Note into the Convertible Note (collectively, with the Junior Secured Note and the Exchange Note, the “Consolidated Notes”), and amended and restated the Convertible Note with the Restated Note having a total outstanding principal of $18.3 million. The Restated Note bore interest at a rate of 10% per annum and would have matured in full on December 31, 2025. We could redeem all or a portion not less than $5.0 million of principal at any time at a price equal to 102.5% of the redeemed principal amount plus accrued but unpaid interest. If CP elected to convert the Restated Note, the conversion price per share would be $21.90, subject to customary adjustments for certain corporate events. The conversion of the Restated Note would be subject to certain customary conditions. The Restated Note could not have been converted into shares of Common Stock if such conversion would result in CP and its affiliates owning an aggregate of in excess of 49.99% of the then-outstanding shares of Common Stock. Immediately following the execution of the Restated Note, CP elected to convert approximately $3.9 million of outstanding principal into an aggregate of 178,109 shares of Common Stock.

On May 21, 2024, we and CP entered into the Consolidated Note Amendment, pursuant to which CP could elect, in lieu of shares of Common Stock issuable upon conversion of the Restated Note, to instead receive Pre-Funded Warrants. The conversion price applicable to the Pre-Funded Warrants remained unchanged at $21.90. Immediately following the execution of the Consolidated Note Amendment, CP elected to convert $11.5 million of outstanding principal into the CP Warrant Conversion, exercisable at issuance for up to 525,114 shares of Common Stock having a fair value of approximately $2.9 million. In connection with the sale of the Cultivation Business on December 31, 2024, CP assumed all of our obligations under the Restated Note.

GIC Acquisition Note

On July 12, 2023, our Board approved the issuance of the GIC Note to GIC, an entity that is owned and managed by our former Chairman and Chief Executive Officer. Pursuant to the GIC Note, GIC was obligated to lend us up to $0.5 million, $0.3 million of which was delivered at issuance and the remaining $0.2 million delivered on July 31, 2023. The GIC Note bore interest at a rate of 10% per annum, would mature in full on August 6, 2023, and could be prepaid without any fee or penalty. The GIC Note ranked junior to all existing secured indebtedness. On October 27, 2023, the maturity date of the GIC Note was subsequently amended to December 31, 2024, at which point principal and accrued interest will be repaid in full.

On May 21, 2024, GIC and the Company entered into the Restated GIC Note, (the Restated GIC Note collectively with the Consolidated Note Amendment, the “Related Party Debt Amendments”) to increase the aggregate principal amount to approximately $2.29 million, extend the maturity date to December 31, 2025, and provide that the Restated Junior Note may be converted into Common Stock of the Company or, at GIC’s election, Pre-Funded Warrants, in each case at a conversion price of $4.65. Immediately following the execution of the Restated GIC Note, GIC elected to convert all of the outstanding principal under the Restated GIC Note into a Pre-Funded Warrant exercisable at issuance for up to 492,203 shares of Common Stock.

CP Promissory Note

On August 14, 2024, we issued a junior secured promissory note (the “2024 CP Note”) to CP. Pursuant to the 2024 CP Note, CP would lend us up to $1,500,000. The 2024 CP Note bore interest at a rate of 10% per annum, would mature in full on July 1, 2025, and could be prepaid without any fee or penalty. The 2024 CP Note was secured by our assets and ranked junior to our existing secured indebtedness. The 2024 CP Note could be converted into Common Stock or, at CP’s election, Pre-Funded Warrants with an exercise price of $0.001 per share, in each case at a conversion price of $3.9495. In connection with the sale of the Cultivation Business on December 31, 2024, CP assumed all of our obligations under the 2024 CP Note.

Investor Convertible Note

On November 5, 2024, we issued the Note to the Investor. The Note is a secured obligation and ranks senior to all indebtedness of the Company except for indebtedness held by Mack, as described in Note 12 – Stockholder’s Equity (Deficit). The Note will mature on November 5, 2025 and has a 10.0% annualized interest rate, with interest to be paid on the first calendar day of each September and March while the Note is outstanding, in cash, beginning January 1, 2025. The principal amount of the Note will be payable on its maturity date. The Note provides for advances of up to $20.0 million in the aggregate, of which $10.0 million was advanced upon issuance. If the Investor elects to convert the Note, the conversion price per share will be $3.158, subject to customary adjustments for certain corporate events. The conversion of the Note will be subject to certain customary conditions and the receipt of stockholder approval to the extent necessary under Nasdaq listing rules.

Summary Statement of Cash Flows

The following table presents the major components of net cash flows from and used in operating, investing, and financing activities for the years ended December 31, 2024 and 2023:

(In thousands)	December 31, 2024	December 31, 2023
Net cash (used in) provided by:
Operating activities	$(11,583)	$(30,975)
Investing activities	(54)	25,179
Financing activities	42,373	(4,227)
Net increase (decrease) in cash and cash equivalents	$30,736	$(10,023)

Cash Flows from Operating Activities

For the year ended December 31, 2024, our operating cash flows included a net loss of $41.7 million, a $17.9 million change in the fair value of warrant liabilities, $11.9 million related to loss on disposal of the Cultivation Business, $1.4 million of depreciation and amortization, $1.2 million of stock based compensation expense, offset by a decrease of $5.9 million related to gain on settlement of contingent liability, $2.2 million decrease related to accrued acquisition liabilities due to issuance of held-back-shares, change in provision for credit losses of $0.3 million, change in provision for inventory of $0.7 million, and a gain on early termination of lease of $0.1 million. Net cash was increased by changes in operating assets and liabilities of $7.0 million.

For the year ended December 31, 2023, we incurred a net loss of $18.7 million primarily due to $4.7 million related to the change in fair value of warrant liabilities, $1.9 million of depreciation and amortization, $2.7 million of stock based compensation expense, and $24 thousand of debt issuance costs. Net cash was increased by changes in operating assets and liabilities of $13.7 million.

Cash Flows from Investing Activities

For the year ended December 31, 2024, net cash used in investing activities was approximately $0.1 million, which included cash inflows of $0.3 million from the proceeds from repayment of loan receivable, and cash outflows of $0.4 million related to issuance of loans receivable.

For the year ended December 31, 2023, net cash provided by investing activities was approximately $25.2 million, which included cash inflows of $10.5 million in proceeds from sale of marketable securities and $15.1 million in proceeds from repayment of loan receivable, and cash outflows of $0.6 million related to a certain loan issuance and $0.3 million in purchases of property and equipment.

Cash Flows from Financing Activities

For the year ended December 31, 2024, net cash provided by financing activities was $42.4 million. Net cash provided by financing activities was primarily driven by proceeds from the issuance Common Stock in connection with private placement of $25.8 million, proceeds from the issuance of related party notes of $14.5 million, proceeds from the issuance of Common Stock pursuant to a registered offering with the U.S. Securities and Exchange Commission and pre-funded warrants offering of $2.1 million, proceeds from the issuance of Common Stock through stock subscription of $0.3 million, offset by payments on insurance financing loans of $0.4 million.

For the year ended December 31, 2023, net cash used in financing activities was $4.2 million. Net cash used in financing activities was primarily driven by the repayment of certain of our debt instruments of $10.3 million, and payments on insurance financing loans of $1.3 million, offset by proceeds generated from the sale of securities pursuant to our “at the market” program, net, of $1.5 million and proceeds from issuance of a related party note of $4.4 million.

PART IV

Item 8. Financial Statements and Supplementary Data.

AGRIFY CORPORATION

Index to Consolidated Financial Statements

Fiscal Years Ended December 31, 2024 and 2023:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of RYTHM, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Agrify Corporation (now known as RYTHM, Inc.) (the “Company”) as of December 31, 2024, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company as of December 31, 2023, before the retrospective adjustments described in Notes 1 and 6, were audited by other auditors whose report, dated April 15, 2024, expressed an unqualified opinion on those statements. We have audited those retrospective adjustments to the 2023 consolidated financial statements, as reported in the financial statements as of and for the year ended December 31, 2024, related to discontinued operations and the reverse stock split on October 8, 2024, as described in Notes 1 and 6. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures related to the Company’s 2023 consolidated financial statements other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 consolidated financial statements as a whole.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GuzmanGray

We have served as the Company’s auditor since 2024

Costa Mesa, California

March 21, 2025, except for the retroactive adjustments of the reverse stock split referenced above, which is dated March 27, 2025, and for the retrospective adjustments related to the discontinued operations of the Extraction Business described in Notes 1 and 6, which is dated October 8, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Agrify Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited, before the effects of the discontinued operations discussed in Note 1 and Note 6, the accompanying consolidated balance sheet of Agrify Corporation and Subsidiaries (the “Company”) as of December 31, 2023 and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, before the effects of the discontinued operations discussed in Note 1 and Note 6, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the effects of the discontinued operations discussed in Note 1 and Note 6 to the consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We served as the Company’s auditor from 2019 through 2024.

April 15, 2024

Item 1. Financial Statements

AGRIFY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$31,170	$434
Accounts receivable, net	30	—
Inventory, net	500	—
Prepaid expenses and other current assets	398	507
Current assets of discontinued operations	2,596	23,068
Total current assets	34,694	24,009
Goodwill	9,713	—
Intangible assets	8,900	—
Non-current assets of discontinued operations	715	21,261
Total assets	$54,022	$45,270
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$825	$2,067
Accrued expenses and other current liabilities	4,090	669
Long-term debt, current	522	766
Related party debt, current	10,000	4,444
Current liabilities of discontinued operations	9,242	33,303
Total current liabilities	24,679	41,249
Warrant liabilities	996	1,290
Long-term debt, net of current	1	16,047
Non-current liabilities of discontinued operations	257	1,394
Total liabilities	25,933	59,980

Commitments and contingencies (Note 18)

Stockholders’ equity (deficit):
Common Stock, $0.001 par value per share, 35,000,000 and 10,000,000 shares authorized at December 31, 2024 and 2023, respectively,1,952,032 and 113,416 shares issued and outstanding at December 31, 2024 and 2023, respectively (1)	2	—
Preferred Stock, $0.001 par value per share, 2,895,000 shares authorized, no shares issued or outstanding	—	—
Preferred A Stock, $0.001 par value per share, 105,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	335,400	250,857
Accumulated deficit	(307,313)	(265,567)
Total stockholders’ equity (deficit)	28,089	(14,710)
Total liabilities and stockholders’ equity (deficit)	$54,022	$45,270

(1)	Periods presented have been adjusted to retroactively reflect the 1-for-20 reverse stock split on July 5, 2023, and for the 1-for-15 reverse stock split on October 8, 2024. Additional information regarding the reverse stock splits may be found in Note 1 - Overview, Basis of Presentation, and Significant Accounting Policies, included in the notes to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

AGRIFY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue	$18	$—
Cost of goods sold	89	—
Gross loss	(71)	—

Selling, general and administrative	7,182	11,485
Change in contingent consideration	(2,180)	(1,322)
Total operating expenses	5,002	10,163
Operating loss from continuing operations	(5,073)	(10,163)

Interest expense, net	(256)	(2,148)
Change in fair value of warrant liabilities	(17,902)	4,695
Loss on extinguishment of long-term debt, net	—	(4,311)
Other expense, net	—	(2)
Total other (expense) income, net	(18,158)	(1,766)

Loss from continuing operations before income taxes	(23,231)	(11,929)
Income tax benefit (expense)	2	(2)
Loss from continuing operations, net of income taxes	(23,229)	(11,931)

Loss from discontinued operations	(6,624)	(6,719)
Loss on disposal of Cultivation business	(11,893)	—
Income tax effect on discontinued operations	—	—
Loss from discontinued operations, net of income taxes	(18,517)	(6,719)

Net loss	(41,746)	(18,650)

Net loss per share:
Basic and diluted
Continuing operations	$(22.77)	$(120.04)
Discontinued operations	$(18.15)	$(67.60)
Net loss per share attributable to Common Stockholders – basic and diluted (1)	$(40.92)	$(187.64)

Weighted average common shares outstanding - basic and diluted (1)	1,020,185	99,391

(1)	Periods presented have been adjusted to retroactively reflect the 1-for-20 reverse stock split on July 5, 2023, and for the 1-for-15 reverse stock split on October 8, 2024. Additional information regarding reverse stock splits may be found in Note 1 - Overview, Basis of Presentation, and Significant Accounting Policies, included elsewhere in the notes to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

AGRIFY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share and per share data)

	Common Stock		Preferred Stock		Preferred A Stock		Additional Paid-In-	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at January 1, 2023	69,220	$—	—	$—	—	$—	$237,876	$(246,917)	$(9,041)
Stock-based compensation	—	—	—	—	—	—	2,662	—	2,662
Issuance of Common Stock through an “at the market” offering, net of fees	21,539	—	—	—	—	—	1,545	—	1,545
Issuance of held-back shares to Lab Society	33	—	—	—	—	—	—	—	—
Issuance of Common Stock to Pure Pressure	24	—	—	—	—	—	—	—	—
Vesting of restricted stock units	1	—	—	—	—	—	—	—	—
Exercise of prefunded warrants in private placement	5,664	—	—	—	—	—	—	—	—
Issuance of equity classified warrants	—	—	—	—	—	—	1,554	—	1,554
Exchange of private placement debt into equity classified warrants	—	—	—	—	—	—	3,877	—	3,877
Conversion of Exchange Note	4,638	—	—	—	—	—	2,146	—	2,146
Conversion of Convertible Note	10,241	—	—	—	—	—	1,172	—	1,172
Proceeds from Employee Stock Purchase Plan Shares	167	—	—	—	—	—	25	—	25
Reverse stock split fractional share settlement	1,889	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(18,650)	(18,650)
Balance December 31, 2023	113,416	$—	—	$—	—	$—	$250,857	$(265,567)	$(14,710)

The accompanying notes are an integral part of these consolidated financial statements.

	Common Stock		Preferred Stock		Preferred A Stock		Additional Paid-in-	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at January 1, 2024	113,416	$—	—	$—	—	$—	$250,857	$(265,567)	$(14,710)
Stock-based compensation	—	—	—	—	—	—	1,165	—	1,165
Issuance of Common Stock and Pre-Funded Warrants through public offering	184,000	—	—	—	—	—	2,123	—	2,123
Issuance of held-back shares from Sinclair acquisition	39	—	—	—	—	—	—	—	—
Cashless exercise of High Trail Warrants	208,814	—	—	—	—	—	—	—	—
Issuance of vested RSUs, net of shares held back to offset tax	71	—	—	—	—	—	—	—	—
Exercise of Pre-Funded Warrants	647,373	—	—	—	—	—	1,355	—	1,355
Issuance of common shares (IONIC Stock Subscription Payable)	189,645	—	—	—	—	—	345	—	345
Exercise of liability classified warrants, net of forfeitures	52,681	—	—	—	—	—	1,680	—	1,680
Exercise of Placement Agent Warrants	4,482	—	—	—	—	—	26	—	26
Issuance of Common Stock in connection with private placement, net	203,988	1	—	—	—	—	25,792	—	25,793
Senorita Acquisition	97,300	—	—	—	—	—	18,836	—	18,836
Issuance of vested RSUs	72,397	—	—	—	—	—	—	—	—
Stock split share adjustment	(283)	1	—	—	—	—	(1)	—	—
Deemed Contribution from troubled debt restructuring with related party	—	—	—	—	—	—	676	—	676
Issuance of equity classified Pre-Funded Warrants	—	—	—	—	—	—	6,791	—	6,791
Excess of related party debt and Pre-Funded Warrants conversion	—	—	—	—	—	—	10,044	—	10,044
Conversion of related party debt into Pre-Funded Warrants	—	—	—	—	—	—	13,980	—	13,980
Conversion of Convertible Note	178,109	—	—	—	—	—	1,731	—	1,731
Net loss	—	—	—	—	—	—	—	(41,746)	(41,746)
Balance December 31, 2024	1,952,032	$2	—	$—	—	$—	$335,400	$(307,313)	$28,089

The accompanying notes are an integral part of these consolidated financial statements.

AGRIFY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(41,746)	$(18,650)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,421	1,896
Amortization of debt premium	(47)	(109)
Amortization of debt issuance costs	—	24
Stock-based compensation expense	1,165	2,662
Change in fair value of warrant liabilities	17,902	(4,695)
Loss on extinguishment of long-term debt, net	—	4,311
Change in provision for credit losses, net	(336)	(15,261)
Change in provision for inventory	(747)	(14,823)
Loss on abandonment of CIP projects	31	—
(Gain) loss on disposal of property and equipment	14	(63)
Gain on early termination of lease	(50)	—
Gain on settlement of contingent liability	(5,935)	—
Loss on disposal of Cultivation business	11,893	—
Change in contingent consideration	(2,180)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	646	1,347
Inventory	8,341	17,158
Prepaid expenses and other current assets	1,872	(566)
Operating lease right-of-use assets	528	954
Other non-current assets	46	170
Accounts payable	(4,562)	108
Accrued expenses and other current liabilities	1,258	(4,473)
Operating lease liabilities	(519)	(872)
Contract liabilities	(578)	(93)
Net cash and cash equivalents used in operating activities	(11,583)	(30,975)

Cash flows from investing activities:
Purchases of property and equipment	(4)	(59)
Proceeds from disposal of property and equipment	20	311
Proceeds from sale of marketable securities	—	10,461
Issuance of loans receivable	(400)	(591)
Proceeds from repayment of loan receivable	330	15,057
Net cash and cash equivalents (used in) provided by investing activities	(54)	25,179

Cash flows from financing activities:
Proceeds from issuance of Common Stock through an S-1 and Pre-Funded Warrants offering	2,123	—
Proceeds from issuance of Common Stock through an “at the market” offering, net of fees	—	1,545
Proceeds from issuance of Common Stock through IONIC Stock Subscription	345	—
Proceeds from the issuance of Common Stock in connection with private placement, net	25,793	—
Proceeds from Employee Stock Purchase Plan Shares	—	25
Proceeds from exercise of Pre-Funded Warrants	36	—
Proceeds from issuance of warrants in settlement agreement	—	1,554
Proceeds from issuance of related party notes	14,453	4,444
Repayments of notes payable, other	—	(71)
Repayment of debt in private placement	—	(10,307)
Payments on other financing loans	—	(5)
Payments on insurance financing loans	(377)	(1,332)
Payments of financing leases	—	(80)
Net cash and cash equivalents provided by (used in) financing activities	42,373	(4,227)
Net increase (decrease) in cash and cash equivalents	30,736	(10,023)
Cash and cash equivalents at the beginning of period	434	10,457
Cash and cash equivalents of discontinued operations, beginning of period	—	—
Cash and cash equivalents of discontinued operations, end of period	—	—
Cash and cash equivalents at the end of period	$31,170	$434

Supplemental disclosures
Cash paid for interest	$—	$76
Supplemental disclosure of non-cash investing and financing activities
Fair value of warrants in connection with reclassification and issuance	$6,791	$5,432
Financing of prepaid insurance	$14	$1,694
Cashless exercise of liability classified warrants	$1,680	$—
Conversion of related party debt to equity	$10,044	$—
Transfer of property and equipment to inventory	$—	$33
Conversion of liability classified pre-funded warrants to equity	$20,771	$—
Deemed contribution from troubled debt restructuring with related party	$676	$—
Stock and warrants issued in connection with business combination	$18,836	$—
Conversion of convertible notes into equity	$1,731	$3,306

The accompanying notes are an integral part of these consolidated financial statements.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Overview, Basis of Presentation and Significant Accounting Policies

Description of Business

Agrify is a developer of branded innovative solutions for the cannabis and hemp industries. Our Señorita brand offers consumers hemp-derived tetrahydrocannabinol (“THC”) beverages that mirror well-known cocktails like a margarita – in three flavors – classic Lime Jalapeño Margarita, Mango Margarita, and Paloma. Known for its clean, fresh taste and commitment to high-quality, natural ingredients, Señorita offers a low-sugar, low-calorie alternative to alcoholic beverages and is available at top retailers including Total Wine, ABC Fine Wine & Spirits, and Binny’s in nine U.S. states and Canada, with plans for expansion and future availability in premier on-premises destinations.

In addition to beverages, Agrify has also historically been a leading provider of innovative cultivation and extraction solutions for the cannabis industry. Prior to the exit of the extraction business on March 30, 2025, the Company’s comprehensive extraction product line (“the Extraction Business”), the Company’s comprehensive extraction product line, which includes hydrocarbon, alcohol, solventless, post-processing, and lab equipment, empowers producers to maximize the quantity and quality of extract required for premium concentrates. Additionally, prior to its sale on December 31, 2024, our proprietary micro-environment-controlled Agrify Vertical Farming Units (“VFUs”) enabled cultivators to produce high quality products for the cannabis industry.

The Company was formed in the State of Nevada on June 6, 2016 as Agrinamics, Inc., and subsequently changed its name to Agrify Corporation. The Company is sometimes referred to herein by the words “we,” “us,” “our,” and similar terminology.

The Company has ten wholly-owned consolidated subsidiaries, which are collectively referred to as the “Subsidiaries” and the Company also has ownership interests in certain companies.

On December 12, 2024, the Company acquired certain assets from Double or Nothing, LLC (“Double or Nothing”), the owner and creator of the Señorita brand of hemp-derived drinks as part of the Company’s strategic plan to reposition itself as a distributor of hemp-derived beverages (and similar products).

On December 31, 2024, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with CP Acquisitions, LLC (“CP”), an entity affiliated with Raymond Chang, the Company’s former Chairman and Chief Executive Officer. Under the Purchase Agreement, CP acquired assets from the Company relating to the Company’s Vertical Farming Units (“VFUs”), including the related Agrify total-turnkey (“TTK”) solution assets and Agrify InsightsTM software solutions (collectively the “Cultivation Business”). The sale of the Cultivation Business occurred following signing on December 31, 2024. The results of the Cultivation Business is presented as discontinued operations in the Consolidated Statements of Operations and, as such, have been excluded from continuing operations. Further, the Company reclassified the assets and liabilities of the Cultivation Business to discontinued operations in the Consolidated Balance Sheet as of December 31, 2023. For further discussion on the discontinued operations, refer to Note 6.

On March 30, 2025, the Company approved the winding down of the Extraction Business by March 31, 2025, including but not limited to, the sale or other disposal of all remaining assets constituting the Extraction Business, the cessation of all business operations related to the Extraction Business, the termination of any outstanding contracts related to the Extraction Business, and termination of any employees primarily involved in the Extraction Business. The results of the Extraction Business are presented as discontinued operations in the Consolidated Statements of Operations and, as such, have been excluded from continuing operations. Further, the Company reclassified the assets and liabilities of the Extraction Business associated with discontinued operations in the Consolidated Balance Sheet as of December 31, 2024 and 2023. The balances as of December 31, 2024 and 2023 reflect historical carrying values, without remeasurement. For further discussion on the discontinued operations, refer to Note 6 included elsewhere in the notes to the consolidated financial statements.

Reverse Stock Splits

On July 5, 2023, the Company effected a 1-for-20 reverse stock split of its Common Stock. All share and per share information has been retroactively adjusted to give effect to the reverse stock split for all periods presented unless otherwise indicated.

On October 8, 2024, the Company effected a 1-for-15 reverse stock split of its Common Stock. All share and per share information has been retroactively adjusted to give effect to the reverse stock splits for all periods presented unless otherwise indicated.

No fractional shares of Common Stock were issued as a result of these reverse stock splits. Any fractional shares in connection with these reverse stock splits were rounded up to the nearest whole share and no stockholders received cash in lieu of fractional shares. The reverse stock splits had no impact on the number of shares of Common Stock that the Company is authorized to issue pursuant to its articles of incorporation or on the par value per share of the Common Stock. Proportional adjustments were made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding stock options and warrants, the exercise price or conversion price (as applicable) of the Company’s outstanding stock options and warrants, and the number of shares reserved for issuance under the Company’s equity incentive plan. All share and per share information included in this Annual Report on Form 10-K has been retroactively adjusted to reflect the impact of these reverse stock splits.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nasdaq Deficiency Notice

On January 19, 2023, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that, for the previous 30 consecutive business days, the bid price for its Common Stock had closed below $1.00 per share, which is the minimum closing price required to maintain a continued listing on The Nasdaq Capital Market under the Minimum Bid Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had 180 calendar days to regain compliance with the Minimum Bid Requirement. To regain compliance with the Minimum Bid Requirement, the closing bid price of the Company’s Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days during this 180-day compliance period, unless the Staff exercises its discretion to extend the minimum trading day period pursuant to Nasdaq Listing Rule 5810(c)(3)(G). On July 19, 2023, the Company received a notice from Nasdaq confirming its compliance with the minimum bid price rule.

As disclosed in the Current Report on Form 8-K filed on April 17, 2023, the audit committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) concluded that, as a result of inadvertent errors in the accounting for warrants previously issued by the Company, it was appropriate to restate the Company’s previously issued unaudited consolidated interim financial statements as of and for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 included in the Company’s Quarterly Reports on Form 10-Q for such periods in amended quarterly reports for the affected periods. As a result of such restatements, the Company was unable to timely file the 2022 Form 10-K, the First Quarter 2023 Form 10-Q and the Second Quarter 2023 Form 10-Q without unreasonable effort or expense.

On April 18, 2023, the Company received a notice from Nasdaq (the “April Nasdaq Notice”) that it was noncompliant with Nasdaq Listing Rule 5250(c)(1) as a result of its failure to file its Annual Report on Form 10-K (the “Form 10-K”) with the SEC by the required due date.

On May 17, 2023, the Company received a second notice from Nasdaq (the “May Nasdaq Notice”) that it remained noncompliant with Nasdaq Listing Rule 5250(c)(1) as a result of its failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “First Quarter Form 10-Q”) with the SEC by the required due date.

On August 16, 2023, the Company received a third notice from Nasdaq that it remain noncompliant with Nasdaq Listing Rule 5250(c)(1) as a result of its failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 (the “Second Quarter Form 10-Q”) with the SEC by the required filing date (the “August Nasdaq Notice” and, together with the April Nasdaq Notice and the May Nasdaq Notice, the “Nasdaq Notices”).

The Nasdaq granted the Company an exception until October 16, 2023, to file its 2022 Form 10-K and First and Second Quarter 2023 Forms 10-Q. The Nasdaq Notice had no immediate effect on the listing of the Company’s Common Stock on The Nasdaq Stock Market LLC.

On October 17, 2023, the Company received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with Nasdaq’s continued listing requirements under the Listing Rule as a result of its failure to file the First Quarter Form 10-Q, the Second Quarter Form 10-Q and the Form 10-K for 2023 (collectively, the “Delinquent Reports”) in a timely manner.

On November 16, 2023, the Company received a notice from Nasdaq that the Company remains noncompliant with the Listing Rule as a result of its failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 with the SEC by the required filing date (the “November Nasdaq Notice” and, together with the April Nasdaq Notice, the May Nasdaq Notice, and the August Nasdaq Notice, the “Nasdaq Notices”).

On December 1, 2023, the Company received a notice from Nasdaq stating that because the Company reported stockholders’ equity of $(17.17) million in its Form 10-Q for the quarter ended March 30, 2023, the Company was no longer in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Primary Equity Listing Rule”), which requires that listed companies maintain a minimum of $2.5 million in stockholders’ equity. In response, the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”), which stayed any further action by the Listing Qualifications Staff. The hearing was held on January 11, 2024. The Company arrived at the hearing having previously cured any additional grounds for delisting as a result of delinquent periodic filings during 2023 that were filed prior to the hearing.

On January 30, 2024, the Company received formal notice that the Panel had granted the Company’s request for an exception through April 15, 2024 to evidence compliance with the Listing Rule. The compliance date of April 15, 2024 represents the full extent of the Panel’s discretion to grant continued listing while the Company is non-compliant with Nasdaq Listing Rules. Accordingly, there can be no assurance that the Company will be able to regain compliance with the Nasdaq listing rules or maintain its listing on the Nasdaq Capital Market. If the Company’s Common Stock is delisted, it could be more difficult to buy or sell the Company’s Common Stock or to obtain accurate quotations, and the price of the Company’s Common Stock could suffer a material decline. Delisting could also impair the Company’s ability to raise capital.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 5, 2024, the Company received a deficiency letter from the Staff notifying the Company that, for the last 30 consecutive business days, the bid price for the Company’s Common Stock had closed below $1.00 per share, which is the minimum closing price required to maintain continued listing on the Nasdaq Stock Market under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”). The Notice had no immediate effect on the listing of the Company’s Common Stock on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance with the Minimum Bid Requirement. The compliance period for the Company expired on September 3, 2024. On September 4, 2024, the Staff notified the company in writing that it was eligible for an additional 180-day compliance period, or until March 3, 2025, to regain compliance with the Minimum Bid Requirement. On October 8, 2024, the Company completed a 1-for-15 reverse stock split of our Common Stock, in which each fifteen shares of Common Stock issued and outstanding was combined and converted into one share of Common Stock to regain compliance with the Minimum Bid Requirement. On October 22, 2024, the Staff notified the Company that it had regained compliance with the Minimum Bid Requirement.

Basis of Presentation and Principles of Consolidation

Accounting for Wholly-Owned Subsidiaries

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of Agrify Corporation and its wholly-owned subsidiaries, as described above, in accordance with the provisions required by the Consolidation Topic 810 (“ASC 810”) of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The Company includes results of operations of acquired companies from the date of acquisition. All significant intercompany transactions and balances are eliminated.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates estimates, which include estimates related to accruals, stock-based compensation expense, reported amounts of revenues during the reported period, fair value of warrant liabilities, sales tax liabilities, valuation of deferred tax assets, net realizable value of inventory and collectability of trade accounts, intangible assets, goodwill, and litigation. The Company bases their estimates on historical experience and other market-specific or other relevant assumptions that they believe to be reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

The Company regularly evaluates its assets, including asset groups or reporting units, for impairment in accordance with GAAP. The Company is aware of the impact that prolonged net losses can have on the fair value of underlying assets and the overall company. The Company is committed to ensuring that the carrying amounts of its assets are appropriately assessed and adjusted for any impairment, reflecting a true and fair view of its financial position.

Reclassifications

The Company effected a 1-for-20 reverse stock split of its Common Stock on July 5, 2023 and a 1-for-15 reverse stock split of its Common Stock on October 8, 2024. All share and per share information has been retroactively adjusted to give effect to the reverse stock split for all periods presented unless otherwise indicated. The shares of Common Stock retained a par value of $0.001 per share. Accordingly, the Stockholders’ equity (deficit) section of the consolidated balance sheets reflects the reverse stock split by reclassifying from “Common Stock” to “Additional paid-in capital” an amount equal to the par value of the decreased shares resulting from the reverse stock split.

Certain amounts in the consolidated financial statements related to the prior years have been reclassified to conform to the current year’s presentation.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discontinued Operations

On December 31, 2024, the Company entered into and closed a Purchase Agreement with CP. Under the Purchase Agreement, CP acquired assets from the Company relating to the Cultivation Business. On March 30, 2025, the Company discontinued the Extraction Business.

As the sale of the Cultivation Business and Extraction Business represented a strategic shift that will have a major effect on the Company’s operations and financial results, they have been presented in discontinued operations in accordance with ASC 205, Presentation of Financial Statements, separate from continuing operations for the years ended December 31, 2024 and 2023, as applicable. For further discussion, refer to Note 6.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of cash and deposits with maturities of three months or less as of December 31, 2024 and December 31, 2023. All cash equivalents are carried at cost, which approximates fair value.

Marketable Securities

The Company’s marketable security investments primarily include investments held in mutual funds, municipal bonds, and corporate bonds. The mutual funds are recorded at fair value in the accompanying consolidated balance sheets as part of cash and cash equivalents. The municipal and corporate bonds are considered to be held-to-maturity securities and are recorded at amortized cost in the accompanying consolidated balance sheets. The fair value of these investments was estimated using recently executed transactions and market price quotations. The Company considers current assets to be those investments that will mature within the next 12 months, including interest receivable on long-term bonds.

Accounts Receivable, Net

Accounts receivable, net, primarily consists of amounts for goods and services that are billed and currently due from customers. In accordance with the current expect credited loss (“CECL”) impairment model under ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), accounts receivable balances are presented net of an allowance for credit losses, which are an estimate of billed or borrowed amounts that may not be collectible. In determining the amount of the allowance at each reporting date, management makes judgments about general economic conditions, historical write-off experience, and any specific risks identified in customer or borrower collection matters, including the aging of unpaid accounts receivable and changes in customer or borrower financial conditions. Accounts receivable balances are written off after all means of collection are exhausted and the potential for non-recovery is determined to be probable. Adjustments to the allowance for credit losses are recorded as general and administrative expenses in the consolidated statements of operations.

Concentration of Credit Risk and Significant Customer

Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash, cash equivalents, marketable securities, and accounts receivable. Cash equivalents primarily consist of money market funds with original maturities of three months or less, which are invested primarily with U.S. financial institutions. Cash deposits with financial institutions generally exceed federally insured limits. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

For the year ended December 31, 2024, one customer accounted for 100% of revenue. For the year ended December 31, 2023, the Company did not have revenue from continuing operations.

As of December 31, 2024 and 2023, one customer accounted for 100% of accounts receivable. As of December 31, 2023, the Company did not have accounts receivable associated with continuing operations.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories

The Company values all its inventories, which consist primarily of significant raw material hardware components, at the lower of cost or net realizable value, with cost principally determined by the weighted-average cost method on a first-in, first-out basis. Write-offs of potentially slow-moving or damaged inventory are recorded through specific identification of obsolete or damaged material.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expenses are recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life (Years)
Computer and office equipment	2 to 3
Furniture and fixtures	2
Software	3
Vehicles	5
Research and development of laboratory equipment	5
Machinery and equipment	3 to 5
Trade show assets	3 to 5
Leasehold improvements	Lower of estimated useful life or remaining lease term

The estimated useful lives of the Company’s property and equipment are periodically assessed to determine if changes are appropriate. The Company charges maintenance and repairs to expense as incurred. When the Company retires or disposes of assets, the carrying cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheets and any resulting gain or loss is included in the consolidated statements of operations in the period of retirement or disposal.

Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. During construction, costs are accumulated in a construction-in-progress account, with no depreciation. Upon completion, costs are transferred to the appropriate asset account, and depreciation begins when the asset is placed into service.

Goodwill

Goodwill is defined as the excess of cost over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is tested for impairment annually, and more frequently if events and circumstances indicate that the asset might be impaired. A goodwill impairment charge is recorded if the amount by which the Company’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Factors that could lead to a future impairment include material uncertainties such as a significant reduction in projected revenues, a deterioration of projected financial performance, future acquisitions and/or mergers, and/or a decline in the Company’s market value as a result of a significant sustained decline in the Company’s stock price.

Goodwill is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate there might be an impairment. An impaired asset is written down to its estimated fair value based upon the most recent information.

During the year ended December 31, 2024, the Company performed a qualitative analysis for its goodwill impairment test. The Company applies the guidance in ASU 2011-08 Intangibles-Goodwill and Other-Testing Goodwill for Impairment, which provides entities with an option to perform a qualitative assessment (commonly referred to as “Step Zero”) to determine whether further quantitative analysis for impairment of goodwill is necessary. A goodwill impairment charge is recorded if the amount by which our carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Factors that could lead to a future impairment include material uncertainties such as a significant reduction in projected revenues, a deterioration of projected financial performance, future acquisitions and/or mergers, and a decline in our market value as a result of a significant sustained decline in our stock price. As a result of the Company’s Step Zero analysis, no further quantitative impairment test was deemed necessary.

Warrant Liabilities

The Company evaluates all its financial instruments, including issued private placement stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock among other conditions for equity classification.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that are precluded from equity classification, they are recorded as a liability at their initial fair value on the date of issuance and subject to remeasurement on each balance sheet date with changes in the estimated fair value of the warrants to be recognized as an unrealized gain or loss in the consolidated statements of operations.

Convertible Notes Payable

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with ASC 815. The accounting treatment of derivative financial instruments requires that the Company identify and record certain embedded conversion options (“ECOs”), certain variable-share settlement features, and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as an unrealized non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Bifurcated embedded conversion options, variable-share settlement features, and any related freestanding instruments are recorded as a discount to the host instrument which is amortized to interest expense over the life of the respective note using the effective interest method.

Debt Issuance Costs and Debt Discount

The Company may record debt issuance costs and/or debt discounts in connection with the issuance of debt. The Company may cover these costs by paying cash or issuing warrants. These costs are amortized to interest expense over the expected life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

Certain convertible debt issued by the Company, may provide the debt holder with an original issue discount. The Company would record the original issue discount to debt discount, reducing the face amount of the note, and is then amortized to interest expense over the life of the debt.

Leases

The Company determines at the inception of an asset contract if such arrangement is or contains a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date as operating or finance leases and records a right-of-use asset and a lease liability on its consolidated balance sheet for all leases with an initial lease term of greater than 12 months. A lease with an initial term of 12 months or less is not recorded on the balance sheet, but related payments are recognized as an expense on a straight-line basis over the lease term.

The Company’s asset contracts may contain both lease and non-lease components. Non-lease components may include maintenance, utilities, and other operating costs. The Company combines the lease and non-lease components of fixed costs in its lease arrangements as a single lease component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of future lease payments over the expected lease term. The Company determines the present value of future lease payments by using its estimated secured incremental borrowing rate for that lease term as the interest rate implicit in the lease is not readily determinable. The Company estimates its secured incremental borrowing rate for each lease based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term.

Certain of the Company’s leases include options to extend or terminate the lease. The amounts determined for the Company’s right-of-use assets and lease liabilities generally do not assume that renewal options or early-termination provisions, if any, are exercised unless it is reasonably certain that the Company will exercise such options.

Contract Liabilities

Contract Liabilities includes amounts collected, billed in excess of revenue or customer deposits that the Company can recognize. The Company recognizes contract liabilities and non-current contract liabilities as revenue as the related performance obligation is satisfied. The Company records contract liabilities that will be recognized during the succeeding twelve-month period as a current liability on the consolidated balance sheets.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, contingent considerations, long-term debt, related party debt, and warrant liabilities. Refer to Note 4 - Fair Value Measures, included elsewhere in the notes to the consolidated financial statements for details of the Company’s financial instruments.

Stock-Based Compensation

The Company measures all stock options and other stock-based awards granted to employees, directors and consultants based on the fair value on the date of the grant and recognizes compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized as incurred. Historically, the Company has issued stock options to employees, directors and consultants with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified.

The Company estimates the fair value of each stock option grant on the date of the grant using the Black-Scholes option-pricing model. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting, in accordance with which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

The Company’s management exercises significant judgments in determining the fair value of assets acquired and liabilities assumed, as well as intangibles and their estimated useful lives. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows, royalty cost savings and appropriate discount rates used in computing present values. These judgments may materially impact the estimates used in allocating acquisition date fair values to assets acquired and liabilities assumed, as well as the Company’s current and future operating results. Actual results may vary from these estimates which may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever occurs first. Adjustments to the fair value of assets and liabilities made after the end of the measurement period are recorded within the Company’s operating results.

Revenue Recognition

Overview

We generate revenue from hemp-derived beverage sales.

In accordance with ASC Topic 606, Revenue Recognition (“ASC 606”), we recognize revenue from contracts with customers using a five-step model, which is described below:

●	identify the customer contract;

●	identify performance obligations that are distinct;

●	determine the transaction price;

●	allocate the transaction price to the distinct performance obligations; and

●	recognize revenue as the performance obligations are satisfied.

Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer. The Company satisfies its performance obligation upon transferring goods or services to a customer and transfers control upon the customer taking possession.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant Judgments

The Company enters into contracts that may include various combinations of equipment and, services which are generally capable of being distinct and accounted for as separate performance obligations. Contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Once the Company determines the performance obligations, it determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company then allocates the transaction price to each performance obligation in the contract based on the standalone selling price (“SSP”). The corresponding revenue is recognized as the related performance obligations are satisfied.

Judgment is required to determine the SSP for each distinct performance obligation. The Company determines SSP based on the price at which the performance obligation is sold separately and the methods of estimating SSP under the guidance of ASC 606. If the SSP is not observable through past transactions, the Company estimates the SSP, taking into account available information such as market conditions, expected margins, and internally approved pricing guidelines related to the performance obligations. The Company typically satisfies its performance obligations for equipment sales when equipment is made available for shipment to the customer; for services sales as services are rendered to the customer.

The Company utilizes the cost-plus margin method to determine the SSP for equipment and services. This method is based on the cost of the services from third parties, plus a reasonable markup that the Company believes is reflective of a market-based reseller margin.

The Company determines the SSP for services in time and materials contracts by observable prices in standalone services arrangements.

Payment terms with customers typically require payment 30 days from the invoice date. The Company’s agreements with its customers do not provide for any refunds for services or products and therefore no specific reserve for such is maintained. In the infrequent instances where customers raise concern over delivered products or services, the Company has endeavored to remedy the concern and all costs related to such matters have been insignificant in all periods presented.

The Company has elected to treat shipping and handling activities after the customer obtains control of the goods as a fulfillment cost and not as a promised good or service. Accordingly, the Company will accrue all fulfillment costs related to the shipping and handling of consumer goods at the time of shipment. The Company has payment terms with its customers of one year or less and has elected the practical expedient applicable to such contracts not to consider the time value of money. Sales, value add, and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue.

The Company receives payment from customers based on specified terms that are generally less than 30 days from the satisfaction of performance obligations. There are no contract assets related to performance under the contract. The difference in the opening and closing balances of the Company’s contract liabilities primarily results from the timing difference between the Company’s performance and the customer’s payment. The Company fulfills obligations under a contract with a customer by transferring products and services in exchange for consideration from the customer. Accounts receivable are recorded when the customer has been billed or the right to consideration is unconditional. The Company recognizes a contract liability when consideration has been received and the Company has a future obligation to transfer certain proprietary products.

In accordance with ASC 606, the Company is required to include disclosure on its remaining performance obligations as of the end of the current reporting period. Due to the nature of the Company’s contracts, these reporting requirements are not applicable. The majority of the Company’s remaining contracts meet certain exemptions as defined in ASC 606, including (i) performance obligation is part of a contract that has an original expected duration of one year or less and (ii) the right to invoice practical expedient.

The Company generally provides a one-year warranty on its products for materials and workmanship but may provide multiple-year warranties as negotiated, and generally transfers to its customers the warranties it receives from its vendors, if any, which generally cover this one-year period. In accordance with ASC Topic 450, Accounting for Contingencies, (“ASC 450”) the Company accrues for product warranties when the loss is probable and can be reasonably estimated. The Company maintained a reserve for warranty returns of $47,000 and $0.1 million as of December 31, 2024 and December 31, 2023, respectively. The Company’s reserve for warranty returns is included in accrued expenses and other current liabilities in its consolidated balance sheets. Additional information regarding the Company’s warranty reserve may be found in Note 3 – Supplemental Consolidated Balance Sheet Information, included elsewhere in the notes to the consolidated financial statements.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development expenses include payroll, employee benefits and other expenses associated with product development. The Company incurs research and development costs associated with the development and enhancement of both hardware and software products associated with its extraction equipment.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred tax asset will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740, the benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits.

The Company recognizes the benefit of a tax position when it is effectively settled. ASC 740, provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. ASC 740 clarifies that a tax position can be effectively settled upon the completion of an examination by a taxing authority. For tax positions considered effectively settled, the Company recognizes the full amount of the tax benefit.

The Company’s provision for income taxes is measured using an annual effective tax rate, adjusted for discrete items within the period presented. To determine the annual effective tax rate, the Company estimates both the total income (loss) before income taxes for the full year and the jurisdictions in which that income (loss) is subject to tax. The actual effective tax rate for the full year may differ from these estimates if income (loss) before income taxes is greater than or less than what was estimated or if the allocation of income (loss) to jurisdictions in which it is taxed is different from the estimated allocations.

The provision for income taxes represents Federal, state and local income taxes. The effective rate differs from statutory rates due to the effect of certain nondeductible expenses. Our effective tax rate will change from quarter to quarter based on recurring and non-recurring factors including, but not limited to, the geographical mix of earnings, enacted tax legislation, and state and local income taxes. In addition, changes in judgment from the evaluation of new information resulting in the recognition, derecognition or re-measurement of a tax position taken in a prior annual period is recognized separately in the quarter of the change.

Tax contingencies are recorded, if needed, to address potential exposure involving tax positions the Company has taken that could be challenged by tax authorities. These potential exposures could result from applications of various statutes, rules, regulations and interpretations. Any estimates of tax contingencies contain assumptions and judgments about potential actions by taxing jurisdictions. Any interest and penalties related to uncertain tax positions would be included as part of the income tax provision. The Company’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of or changes in tax laws, regulations and interpretations thereof as well as other factors.

Net Loss Per Share

The Company presents basic and diluted net loss per share attributable to holders of the Company’s Common Stock in conformity with the one-class method. The Company computes basic loss per share by dividing net loss available to Common Stockholders by the weighted-average number of Common Stock outstanding. Diluted loss/income per share adjusts basic loss per share for the potentially dilutive impact of convertible notes, stock options, restricted stock units and warrants. As the Company has reported losses for the years ended December 31, 2024 and 2023, all potentially dilutive securities including convertible notes, stock options, restricted stock units and warrants, are anti-dilutive, and accordingly, basic net loss per share equals diluted net loss per share for those periods.

Net loss per share calculations for all periods have been adjusted to reflect the reverse stock splits effected on July 5, 2023 and October 8, 2024.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures, to provide enhanced segment disclosures. The standard will require disclosures about significant segment expense categories and amounts for each reportable segment, for all periods presented. Additionally, the standard requires public entities to disclose the title and position of the Chief Operating Decision Maker (“CODM”) in the consolidated financial statements. These enhanced disclosures are required for all entities on an interim and annual basis, effective for fiscal years beginning after December 15, 2023, and interim periods within annual periods beginning after December 15, 2024. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Announced Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard applies to all entities subject to income taxes and is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. The Company is currently in the process of evaluating the effect of this guidance on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses. This guidance requires additional disclosure of certain amounts included in the expense captions presented on the Statement of Operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (“ASU 2024-04”), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. Adoption can be on a prospective or retrospective basis. The Company is currently evaluating the disclosure impact that ASU 2024-04 may have on its financial statement presentation and disclosures.

Other recent accounting pronouncements did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 2 — Revenue

Revenue

We generate revenue from hemp-derived beverage sales.

The following table provides the Company’s revenue from continuing operations disaggregated by the timing of revenue recognition:

	Year Ended December 31,
(In thousands)	2024	2023
Transferred at a point-in-time	$18	$—
Total revenue	$18	$—

The following table provides the Company’s revenue from continuing operations disaggregated by revenue type:

	Year Ended December 31,
(In thousands)	2024	2023
Hemp-derived beverages	$18	$—
Total revenue	$18	$—

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with ASC 606, the Company is required to include disclosure on its remaining performance obligations as of the end of the current reporting period. Due to the nature of the Company’s contracts, these reporting requirements are not applicable because the majority of the Company’s remaining contracts meet certain exemptions as defined in ASC 606 through 606, including (i) performance obligation is part of a contract that has an original expected duration of one year or less and (ii) the right to invoice practical expedient.

Note 3 — Supplemental Consolidated Balance Sheet Information

Accounts Receivable, Net

Accounts receivable consisted of the following as of December 31, 2024 and December 31, 2023:

	Year Ended December 31,
(In thousands)	2024	2023
Accounts receivable, gross	$30	$—
Less allowance for credit losses	—	—
Accounts receivable, net	$30	$—

The Company evaluated the collectability of its accounts receivable as of December 31, 2024 and 2023, and determined that no allowance for credit losses was required for both years. There were no provisions, write-offs, or recoveries during the year ended December 31, 2024 and 2023.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of December 31, 2024 and December 31, 2023:

	Year Ended December 31,
(In thousands)	2024	2023
Other receivables	$170	$34
Prepaid insurance	86	454
Prepaid expenses, other	142	19
Total prepaid expenses and other current assets	$398	$507

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31, 2024 and December 31, 2023:

	Year Ended December 31,
(In thousands)	2024	2023
Litigation reserve	$1,628	$8
Compensation related fees	1,112	130
Accrued professional fees	802	202
Accrued consulting fees	383	6
Accrued interest expense	161	321
Sales tax payable	4	2
Total accrued expenses and other current liabilities	$4,090	$669

Note 4 — Fair Value Measures

Fair Values of Assets and Liabilities

In accordance with ASC Topic 820, Fair Value Measurement, the Company measures fair value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the assumptions that market participants would use in pricing an asset or liability (the inputs) are based on a tiered fair value hierarchy consisting of three levels, as follows:

Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar instruments in active markets or for similar markets that are not active.

Level 3: Unobservable inputs for which there is little or no market data which require the Company to develop its own assumptions about how market participants would price the asset or liability.

Valuation techniques for assets and liabilities include methodologies such as the market approach, the income approach or the cost approach, and may use unobservable inputs such as projections, estimates and management’s interpretation of current market data. These unobservable inputs are only utilized to the extent that observable inputs are not available or cost-effective to obtain.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2024 and December 31, 2023, the Company’s assets and liabilities measured at fair value on a recurring basis were as follows:

	December 31, 2024				December 31, 2023
	Fair Value Measurements Using Input Types				Fair Value Measurements Using Input Types
(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$—	—	—	$—	$—	—	—	$—
Total assets	$—	$—	$—	$—	$—	$—	$—	$—
Liabilities:
Warrant liabilities - January 2022 warrants	$—	$—	$1	$1	$—	$—	$1	$1
Warrant liabilities - March 2022 warrants	—	—	15	15	—	—	7	7
Warrant liabilities - August 2022 warrants	—	—	46	46	—	—	18	18
Warrant liabilities - December 2022 warrants	—	—	934	934	—	—	1,264	1,264
Total liabilities	$—	$—	$996	$996	$—	$—	$1,290	$1,290

Fair Value of Financial Instruments

The Company has certain financial instruments which consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, contingent consideration, operating lease liabilities, long-term debt, related party debt, and warrant liabilities. Fair value information for each of these instruments as well as other balances of the Company are as follows:

●	Cash and cash equivalents, accounts payable, and accrued expenses approximate their fair value based on the short-term nature of these instruments.

●	Accounts receivable are presented net of an allowance for estimated credit losses, which approximates fair value.

●	The carrying value of lease liabilities approximates fair value due to the implicit discount rates used in the determination of the lease liabilities being consistent with the Company’s incremental borrowing rates at the time of lease inception and accounting for the duration of the leases.

●	Long-term debt and related party debt, including the debt that has undergone troubled debt restructuring, is carried at amortized cost, dictated by the prevailing market interest rates at the time of each transaction in accordance with ASC Topic 470, Debt (“ASC 470”).

●	The Company’s warrant liabilities are marked-to-market each reporting period with the changes in fair value of warrant liabilities recorded in other income (expense), net in the accompanying consolidated statements of operations until the warrants are exercised. The fair value of the warrant liabilities are estimated using a Black-Scholes option-pricing model.

●	As detailed in Note 12 - Stockholders’ Equity (Deficit), during the year ended December 31, 2024, the Company amended Pre-Funded Warrants that had been issued to a related party such that they again became liability classified. These warrants were marked to fair value upon the execution of this amendment in August 2024. Through an additional amendment executed as of December 31, 2024, the warrants again met the requirements for equity classification and were marked to fair value at the moment of the amendment and then reclassified from liability to equity. The warrants will not be marked to fair value on a recurring basis.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrant Liabilities

The estimated fair value of the warrant liabilities as of December 31, 2024 and 2023 is determined using Level 3 inputs. Inherent in a Black-Scholes option-pricing model are assumptions used in calculating the estimated fair values that represent the Company’s best estimate. The volatility rate is determined utilizing the Company’s own share price and the share price of competitors over time.

However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The following table summarizes the Company’s assumptions used in the valuations as of December 31, 2024 and 2023:

	January 2022 Warrants	March 2022 Warrants	August 2022 Warrants	December 2022 Warrants
	December 31, 2024
Stock price	$28.99	$28.99	$28.99	$28.99
Exercise price	$22,440.00	$6,450.00	$3,690.00	$0.14
Expected term (in Years)	2.08	2.73	3.14	2.97
Volatility	171.00%	171.00%	171.00%	171.00%
Discount rate - treasury yield	4.27%	4.27%	4.27%	4.27%

	January 2022 Warrants	March 2022 Warrants	August 2022 Warrants	December 2022 Warrants
	December 31, 2023
Stock price	$1.26	$1.26	$1.26	$1.26
Exercise price	$1,496.00	$430.00	$246.00	$3.45
Expected term (in Years)	3.57	4.13	4.13	4.13
Volatility	138.00%	136.00%	136.00%	136.00%
Discount rate - treasury yield	3.96%	3.91%	3.91%	3.91%

The following table sets forth a summary of the changes in the fair value of the Level 3 warrant liabilities for the years ended December 31, 2024 and 2023:

	2024	2023
Warrant liabilities - beginning of period	$1,290	$5,985
Initial fair value of warrant liabilities	5,601	—
Exercise of warrants	(3,026)	—
Reclassification of warrant liabilities to equity	(20,771)	—
Change in estimated fair value	17,902	(4,695)
Warrant liabilities end of period	$996	$1,290

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Inventory

Inventories are stated at the lower of cost or net realizable value, with cost principally determined by the weighted-average cost method on a first-in, first-out basis. Such costs include the acquisition cost for raw materials and operating supplies.

Inventory consisted of the following as of December 31, 2024 and December 31, 2023:

	Year Ended December 31,
(In thousands)	2024	2023
Finished goods	$500	$—
Inventory, gross	500	—
Inventory reserves	—	—
Total inventory, net	$500	$—

Inventory Reserves

The Company establishes an inventory reserve for obsolete, slow moving, and defective inventory. The Company calculates inventory reserves for obsolete, slow moving, or defective items as the difference between the cost of inventory and its estimated net realizable value. The reserves are based upon management’s expected method of disposition. As of December 31, 2024 and 2023, no inventory reserves were required, and no provisions, recoveries, or adjustments were recorded during either year.

Note 6 — Discontinued Operations

Cultivation Business Discontinued Operations

On December 31, 2024, the Company executed and closed the Purchase Agreement with CP for the sale of assets relating to the Company’s Cultivation Business. The consideration for the sale of the Cultivation Business consisted of the assumption by CP of all the Company’s secured indebtedness currently held by CP with an aggregate amount of principal and accrued interest of approximately $7 million, as well as certain other liabilities related to the Cultivation Business. The sale represents efforts to strategically shift the Company’s direction to focus on its hemp-related business operations. As a result, the Cultivation Business has been presented as discontinued operations in the consolidated financial statements for all periods presented.

The disposition resulted in a loss on sale of $11.9 million, which was recorded in Loss on disposal of Cultivation business in the consolidated statement of operations for the period ended December 31, 2024. The operating results of the Cultivation Business were reported as a net loss from discontinued operations in the consolidated statements of operations through December 31, 2024, the date of disposition, and were considered material. The net loss from discontinued operations for the period ended December 31, 2023 represents the Cultivation Business’ operating results from the prior year. The assets and liabilities related to the Cultivation Business have been separately classified in the accompanying consolidated balance sheet as of December 31, 2023 and 2024.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Extraction Business Discontinued Operations

On March 30, 2025, the Company approved the discontinuation and wind down of its legacy Extraction Business. As a result, all operations associated with the Extraction Business have ceased as of March 31, 2025, and the Company has initiated the sale or disposal of all remaining assets related to the Extraction Business. In addition, all outstanding contracts associated with the Extraction Business have been or are in the process of being terminated in accordance with their respective terms. In connection with the discontinuation of the business, the Company reduced its workforce by nine employees on April 1, 2025. The discontinuation of the legacy Extraction Business represents efforts to strategically shift the Company’s direction to support the continued expansion of its hemp-derived products business operations. As a result, the Extraction Business has been presented as discontinued operations in the consolidated financial statements for all periods presented. The operating results of the Extraction Business were reported as a net loss from discontinued operations in the consolidated statements of operations for the years ended December 31, 2024 and 2023, and were considered material. The assets and liabilities related to the Extraction Business have been separately classified in the accompanying consolidated balance sheet as of December 31, 2024 and 2023.

The Discontinued Operations resulted in a loss of $6.6 million and $6.7 million, which was recorded in net loss from discontinued operations in the consolidated statement of operations for the periods ended December 31, 2024 and 2023, respectively.

The assets and liabilities associated with the Discontinued Operations consisted of the following as of December 31, 2024 and 2023, respectively:

(In thousands)	December 31, 2024	December 31, 2023
Assets
Current assets:
Accounts receivable, net	$318	$1,149
Inventory, net	1,079	18,170
Prepaid expenses and other current assets	1,199	3,749
Current assets of discontinued operations	2,596	23,068
Loan receivable, net	—	11,583
Property and equipment, net	186	7,734
Operating lease right-of-use assets	504	1,803
Other non-current assets	25	141
Non-current assets of discontinued operations	715	21,261
Total assets of discontinued operations	$3,311	$44,329

Current liabilities:
Accounts payable	$1,249	$18,699
Accrued expenses and other current liabilities	5,207	9,986
Operating lease liabilities, current	261	599
Related party debt, current	—	—
Customer deposits	2,525	4,019
Current liabilities of discontinued operations	9,242	33,303
Operating lease liabilities, net of current	257	1,394
Long-term debt, net of current	—	—
Non-current liabilities of discontinued operations	257	1,394
Total liabilities	$9,499	$34,697

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s loss from the Discontinued Operations for the years ended December 31, 2024 and 2023, respectively:

	For the year ended December 31,
(In thousands)	2024	2023
Revenue	$10,212	$16,868
Cost of goods sold	13,487	11,590
Gross (loss) profit	(3,275)	5,278

Selling, general and administrative	8,748	11,655
Research and development	743	2,295
Gain on settlement of contingent liabilities	(5,935)	—
(Gain) loss on disposal on property and equipment	(38)	144
Total operating expenses	3,518	14,094

Operating loss from discontinued operations	(6,793)	(8,816)

Other Income (Expense)
Interest expense, net	—	295
Loss on disposal of Cultivation business	(11,893)	—
Other income, net	169	1,802
Total other expense	(11,724)	2,097

Net loss from discontinued operations	(18,517)	(6,719)
Income tax effect on discontinued operations	—	—
Loss from discontinued operations, net of income taxes	(18,517)	(6,719)

The consolidated statements of cash flows include continuing operations and discontinued operations. The following table summarizes the depreciation and amortization of long-lived assets, provisions for credit losses, adjustments to the net realizable value of inventories, and capital expenditures and disposals related to the Discontinued Operations for the years ended December 31:

	2024	2023
Depreciation and amortization	$1,421	$1,896
Recovery of credit losses	(336)	(15,261)
Recovery of slow-moving inventory	(747)	(14,823)
Purchases of property and equipment	(4)	(59)
Proceeds from disposal of property and equipment	20	311

Note 7 — Business Combinations

The Company has determined that the below acquisition is a business combination under ASC 805, Business Combinations. It is accounted for by applying the acquisition method, whereby the assets acquired, and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these consolidated financial statements from the date of the acquisition, December 12, 2024. The resulting goodwill recorded primarily includes the expected synergies resulting from combining the operations of the acquired entity with those of the Company. Supplemental pro forma financial information has not been presented as the impact was not material to the Company’s consolidated financial statements.

Acquisition of Señorita

On December 12, 2024, the Company acquired certain assets from Double or Nothing, the owner and creator of the Señorita brand of hemp-derived THC drinks as part of the Company’s strategic plan to reposition itself as a distributor of hemp-derived THC beverages and similar products. The aggregate consideration exchanged for those assets consisted of 97,300 in Common Stock of Agrify as well as 432,700 pre-funded warrants (collectively the “Shares”) for total non-cash consideration of approximately $18.8 million. In addition, Agrify forgave $0.4 million of debt as part of the consideration exchanged. The fair value of the Shares was based upon the closing price of Agrify’s Common Stock as traded on Nasdaq on the date of the transaction.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company prepared a preliminary purchase price allocation for the business combination. The preliminary valuation was based on management’s estimates and assumptions which are subject to change within the purchase price allocation period (generally not more than one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of the intangible assets acquired and the residual goodwill. Due to the acquisition occurring within close proximity to year-end, access to GAAP financial data and future forecasts were not able to be obtained to complete a final valuation analysis. As such, the intangible and goodwill values are subject to change once additional data becomes available as the values were based on preliminary financial information. The following table summarizes the initial accounting estimates:

Allocation of Purchase Price (in thousands)
Tradenames	$6,100
Customer Relationships	2,800
Deposits	123
Inventory	500
Goodwill	9,713
Total purchase price	$19,236

As part of the preliminary purchase accounting, the Company recorded intangible assets of $8.9 million. The preliminary estimates for useful lives of the identified intangibles are 7 years for Tradenames and 10 years for Customer Relationships with a weighted average useful life of 7.94 years.

The Company recorded $18,000 of revenue within the Company’s Consolidated Statements of Operations for the period December 12, 2024, the date of acquisition, through December 31, 2024.

Transaction and related costs, consisting primarily of professional fees, related to the acquisition, totaled approximately $0.3 million for the year ended December 31, 2024. All transaction and related costs were expensed as incurred and are included in general and administrative expense.

Note 8 — Intangible Assets

As of December 31, 2024, intangible assets were comprised of the following:

(In thousands)	Estimated Useful Life in Years	Net Book Value at December 31, 2024
Customer Relationships	10	$2,800
Tradenames	7	6,100
		$8,900

As of December 31, 2023, the Company did not have any intangible assets.

The estimated future amortization expense for the next five years and thereafter based on the preliminary purchase price allocation is as follows:

Years ending December 31 (In thousands)	Future Amortization Expense
2025	$1,151
2026	1,151
2027	1,151
2028	1,151
2029	1,151
Thereafter	3,145
Total	$8,900

Amortization expense recorded in general and administrative expense in the consolidated statements of operations was immaterial for the years ended December 31, 2024, and 2023.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Goodwill

In connection with the acquisition of certain assets from Double or Nothing, the excess of the purchase price over the estimated fair value of the net assets assumed of $9,713 thousand was recognized as goodwill.

The following is a roll forward of goodwill based upon the preliminary purchase price allocations ($ in thousands):

	Year Ended December 31,
(In thousands)	2024	2023
Goodwill - beginning of period	$—	$—
Goodwill acquired during period (Note 7)	9,713	—
Goodwill - end of period	$9,713	$—

Note 10 — Debt

The Company’s debt consisted of:

	December 31,
(In thousands)	2024	2023
Related party debt:
CP Acquisitions Junior Secured Note	$—	$3,799
GIC Acquisition Note	—	645
Green Thumb Note	10,000	—
Total related party debt	10,000	4,444
Less: current portion	(10,000)	(4,444)
Related party debt, net of current	$—	$—

Short-term debt:
PPP Loan	518	—
Other Notes Payable - Current	4	—
Total short-term debt	$522	$—

Long-term debt:
PPP Loan	$—	$518
Other notes payable	1	367
Exchange Note	—	6,669
Convertible Note	—	7,840
Unamortized debt premium	—	1,419
Total long-term debt	1	16,813
Less: current portion	—	(766)
Long-term debt, net of current	$1	$16,047

Exchange Note

On August 18, 2022, the Company issued a promissory note with an original principal amount of $35.0 million (the “Exchange Note”) to High Trail Special Situations LLC (the “Original Lender”). The Exchange Note was a senior secured obligation of the Company and ranked senior to all indebtedness of the Company. The Exchange Note had an original maturity date of August 18, 2025 (the “Original Maturity Date”) and contained a 9.0% annualized interest rate, with interest to be paid monthly, in cash, beginning September 1, 2022. The principal amount of the Exchange Note would be payable on the Original Maturity Date, provided that the Original Lender was entitled to a cash sweep of 20% of the proceeds received by the Company in connection with any equity financing, which will reduce the outstanding principal amount under the Exchange Note.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 8, 2023, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with the Original Lender. Pursuant to the Exchange Agreement, at closing the Company prepaid approximately $10.3 million in principal amount under the Exchange Note and exchanged $10.0 million of the remaining principal balance of the Exchange Note for a new senior secured convertible note (the “Convertible Note”) with an original principal amount of $10.0 million. After the closing of the Exchange Agreement, the August 18, 2022 Exchange Note had a remaining balance of $11.7 million. Refer to “Consolidated CP Acquisitions Note” below for subsequent activity related to the balance originating from this note. The following amendments have all been included in the sale of the Cultivation Business. Refer to Note 6 - Discontinued Operations below for subsequent activity related to these amendments.

Convertible Note

In connection with the Exchange Agreement the Company issued the Convertible Note, which bore a 9.0% annualized interest rate, with interest to be paid monthly, in cash, beginning April 1, 2023. The principal amount of the Convertible Note would be payable on the Original Maturity Date, provided that the Original Lender was entitled to a cash sweep of 30% of the proceeds of any at-the-market equity offering and 20% of the proceeds received by the Company in connection with any other equity financing, which would reduce the outstanding principal amount under the Exchange Note or the Convertible Note.

At any time, the Company would prepay all of the Convertible Note by redemption at a price equal to 102.5% of the then-outstanding principal amount under the Convertible Note plus accrued but unpaid interest. The Original Lender had the option of requiring the Company to redeem the Convertible Note (i) on August 19, 2023 or August 19, 2024 at a price equal to the then-outstanding principal amount under the Convertible Note plus accrued but unpaid interest, provided that the redemption right on August 19, 2023 would not be exercisable if the Company raised at least $8.0 million in gross proceeds from equity offerings prior to such date, or (ii) if the Company undergoes a fundamental change (as defined below) at a price equal to 102.5% of the then-outstanding principal amount under the Convertible Note plus accrued but unpaid interest.

The Convertible Note imposed certain customary affirmative and negative covenants upon the Company, as well as covenants that would (i) restrict the Company and its subsidiaries from incurring any additional indebtedness or suffering any liens, subject to specified exceptions, (ii) restrict the ability of the Company and its subsidiaries from making certain investments, subject to specified exceptions, and (iii) restrict the declaration of any dividends or other distributions, subject to specified exceptions. If an event of default under the Convertible Note occurred, the Original Lender can elect to redeem the Convertible Note for cash equal to (A) 115% of the then-outstanding principal amount of the Convertible Note (or such lesser principal amount accelerated by the Original Lender), plus accrued and unpaid interest, including default interest, which accrues at a rate per annum equal to 15% from the date of a default or event of default, or, only in connection with certain events of default, (B) the greater of the amount under clause (A) or the sum of (i) 115% of the product of (a) the conversion rate in effect as of the trading day immediately preceding the date that the Original Lender delivers a notice of acceleration; (b) the total then outstanding principal amount under the Convertible Note (in thousands); and (c) the greater of (1) the highest daily volume weighted average price (“VWAP”) per share of Common Stock occurring during the fifteen consecutive trading days ending on, and including, the trading day immediately before the date the Original Lender delivers such notice and (2) the highest daily VWAP per share of Common Stock occurring during the fifteen consecutive trading days ending on, and including, the trading immediately before the date the applicable event of default occurred and (ii) the accrued and unpaid interest on the Convertible Note.

Until the date the Convertible Note was fully repaid, the Original Lender had, subject to certain exceptions, the right to participate for up to 30% of any offering of debt, equity (other than an offering of solely Common Stock), or equity-linked securities, including without limitation any debt, preferred stock or other instrument or security, of the Company or its subsidiaries.

If the Original Lender elected to convert the Convertible Note, the conversion price per share would be $114.60, subject to customary adjustments for certain corporate events. The conversion of the Convertible Note would be subject to certain customary conditions. The Convertible Note could not be converted into shares of Common Stock if such conversion would result in the Original Lender and its affiliates owning an aggregate of in excess of 4.99% of the then-outstanding shares of Common Stock, provided that upon 61 days’ notice, such ownership limitation may be adjusted by the Original Lender, but in any case, no greater than 9.99%.

The Company evaluated the embedded features in accordance with ASC 815 and determined that the embedded features are not required to be bifurcated and separately measured at fair value.

On April 26, 2023, the Original Lender elected to convert $1.6 million of the remaining outstanding principal amount on the Convertible Note for 10,241 shares of Common Stock of the Company.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 1, 2023, the Company entered into a letter agreement with the Original Lender, pursuant to which the Company and the Original Lender agreed to exchange or redeem $2.0 million of the remaining outstanding principal amount under the Exchange Note for a total of 29,679 shares of Common Stock of the Company, subject to a Beneficial Ownership Limitation of 4.99% of the Company’s Common Stock. Due to the Beneficial Ownership Limitation of 4.99%, a total of 4,638 shares of Common Stock of the Company were issued to the Original Lender, with the remaining 25,042 shares held in abeyance until the balance (or portion thereof) may be issued in compliance with such limitations. As a result, the Company recognized a loss on the redemption of approximately $12 thousand. Refer to “Consolidated CP Acquisitions Note” below for subsequent activity related to the balance originating from this note.

CP Acquisitions Junior Secured Note

On October 27, 2023, CP, an entity affiliated with and controlled by the Company’s former chairman and Chief Executive Officer and a former member of the Company’s Board, purchased the Exchange Note and the Convertible Note from the Original Lender (the “Note Purchase”). In connection with the Note Purchase, CP agreed to waive any events of default under the acquired notes through December 31, 2023. As part of the same transaction, the Company issued a junior secured promissory note (the “Junior Secured Note”) to CP. Pursuant to the Junior Secured Note, CP would lend up to $3.0 million to the Company. The Junior Secured Note bore interest at a rate of 10% per annum, would mature in full on December 31, 2023, and could be prepaid without any fee or penalty. On December 4, 2023, CP and the Company amended and restated the Junior Secured Note agreement. Pursuant to the terms of the amendment, the maximum principal amount that may be loaned by CP to the Company was increased to $4.0 million and extended the maturity date thereon to December 31, 2024. Refer to “Consolidated CP Acquisitions Note” below for subsequent activity related to the balance originating from this note.

Convertible Note Forgiveness

On November 30, 2023, CP agreed to forgive $1.0 million of the principal amount outstanding on the Convertible Note (the “Principal Forgiveness”). The Principal Forgiveness was accounted for as a troubled debt restructuring under ASC 470, as 1) the Company was determined to be experiencing financial difficulties as defined by the ASC, and 2) the Principal Forgiveness was deemed a concession by CP. Per ASC 470, a debtor in a troubled debt restructuring involving only modification of terms of a payable (i.e., not involving a transfer of assets or grant of an equity interest) shall account for the effects of the restructuring prospectively from the time of restructuring and shall not change the carrying amount of the payable at the time of the restructuring unless the carrying amount exceeds the total future cash payments specified by the new terms. As the future undiscounted cash flows were greater than or equal to the net carrying value of the original debt, the carrying amount of the debt at the time of the restructuring was not changed.

Consolidated CP Acquisitions Note

On January 25, 2024, the Company and CP consolidated the outstanding principal and interest due under the Junior Secured Note and the Exchange Note as well as the interest due under the Convertible Note into the Convertible Note (collectively, with the Junior Secured Note and the Exchange Note, the “Consolidated Notes”), and amended and restated the Convertible Note under a Senior Secured Amended, Restated, and Consolidated Convertible Note agreement (the “Restated Note”) having a total outstanding principal of $18.3 million (the “New Lender Debt Consolidation”). The Restated Note bore interest at a rate of 10% per annum and would mature in full on December 31, 2025. The Company could redeem all or a portion not less than $5.0 million of principal at any time at a price equal to 102.5% of the redeemed principal amount plus accrued but unpaid interest.

The Restated Note imposed certain customary affirmative and negative covenants upon the Company, as well as covenants that (i) restricted the Company and its subsidiaries from incurring any additional indebtedness or suffering any liens, subject to specified exceptions, (ii) restricted the ability of the Company and its subsidiaries from making certain investments, subject to specified exceptions, and (iii) restricted the declaration of any dividends or other distributions, subject to specified exceptions. If an event of default under the Restricted Note had occurred, then the then outstanding principal and all accrued and unpaid interest on the Restated Note would immediately become due and payable.

If CP elected to convert the Restated Note, the conversion price per share would be $21.90, subject to customary adjustments for certain corporate events. The conversion of the Restated Note would be subject to certain customary conditions. The Restated Note could not be converted into shares of Common Stock if such conversion would result in CP and its affiliates owning an aggregate of in excess of 49.99% of the then-outstanding shares of Common Stock.

Immediately following the execution of the Restated Note, CP elected to convert approximately $3.9 million of outstanding principal into an aggregate of 178,108 shares of Common Stock (the “January Conversion”) having a fair value of approximately $1.7 million. As the January Conversion was exercised by the CP in conjunction and in connection with the New Lender Debt Consolidation, the two transactions combined were considered a modification of the total debt outstanding with CP (the “CP Debt Restructuring”).

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The CP Debt Restructuring was accounted for as a troubled debt restructuring under ASC 470, as 1) the Company was determined to be experiencing financial difficulties as defined by the ASC, and 2) the CP Debt Restructuring was deemed to result in a concession by CP. The Company performed a comparison of the undiscounted cash flows associated with the Restated Note subsequent to the CP Debt Restructuring to the carrying value of the Consolidated Notes as of the CP Debt Restructuring date. The net carrying value of the Consolidated Notes was determined to exceed the undiscounted future cash flows of the Restated Note after consideration of the January Conversion by approximately $0.7 million (the “CP Debt Restructuring Excess Carrying Value”). The Restated Note was thus written down to the amount of the undiscounted future cash flows on the Restated Note from the CP Restructuring date to maturity. Further, as CP was a related party of the Company, the CP Debt Restructuring Excess Carrying Value was accounted for as a capital transaction and no gain or loss was recognized related to the restructuring.

Aggregate interest expense related to the CP Acquisitions Note described above was $.1 million for the year ended December 31, 2024. Refer to Note 6 - Discontinued Operations below for subsequent activity as this Note relates to the sale of the Cultivation Business.

GIC Acquisition Note

On July 12, 2023, the Board of Directors of the Company approved the issuance of an unsecured promissory note (the “GIC Note”, and, collectively with the Consolidated Note, the “Related Party Notes”) to GIC Acquisition, LLC (“GIC”), an entity that is owned and managed by the Company’s former Chairman and Chief Executive Officer. Pursuant to the GIC Note, GIC was obligated to lend up to $0.5 million to the Company, $0.3 million of which was delivered at issuance and the remaining $0.2 million delivered on July 31, 2023. The GIC Note bore interest at a rate of 10% per annum, would mature in full on August 6, 2023, and could be prepaid without any fee or penalty. The GIC Note ranked junior to all existing secured indebtedness of the Company. On October 27, 2023, the maturity date of the GIC Note was subsequently amended to December 31, 2024 at which point principal and accrued interest will be repaid in full. Interest expense incurred on the GIC Note amounted to $47.7 thousand for the year ended December 31, 2024. Refer to “Amendment of Related Party Notes” below for subsequent activity related to the balance originating from this note.

Amendment of Related Party Notes

On May 21, 2024, the Company and CP entered into an amendment to the Restated Note (the “Consolidated Note Amendment”), pursuant to which CP Acquisitions could elect, in lieu of shares of Common Stock issuable upon conversion of the Restated Note, to instead receive Pre-Funded Warrants (“Pre-Funded Warrants”). The conversion price applicable to the Pre-Funded Warrants remained unchanged at $21.90.

Immediately following the execution of the Consolidated Note Amendment, CP elected to convert $11.5 million of outstanding principal into a Pre-Funded Warrant exercisable at issuance for up to 525,114 shares of Common Stock having a fair value of approximately $2.9 million (the “CP Warrant Conversion”).

On May 21, 2024, GIC and the Company amended and restated the GIC Note (the “Restated GIC Note”, and, collectively with the Consolidated Note Amendment, the “Related Party Debt Amendments”) to increase the aggregate principal amount to approximately $2.3 million, extend the maturity date to December 31, 2025, and provide that the Restated Junior Note could be converted into Common Stock of the Company or, at GIC’s election, Pre-Funded Warrants, in each case at a conversion price of $4.65.

Immediately following the execution of the Restated GIC Note, GIC elected to convert all of the outstanding principal under the Restated GIC Note into a Pre-Funded Warrant exercisable at issuance for up to 492,204 shares of Common Stock having a fair value of approximately $2.7 million (the “GIC Warrant Conversion”, and, collectively with the CP Warrant Conversion, the “Related Party Warrant Conversions”).

As the Related Party Warrant Conversions were exercised in connection with the Related Party Debt Amendments by CP and GIC, related party lenders under common control (the “Related Party Lenders”), the transactions combined were considered a modification of the total debt outstanding with the related parties (the “Related Party Debt Restructuring”).

The Related Party Debt Restructuring was accounted for as a troubled debt restructuring under ASC 470, as i) the Company was determined to be experiencing financial difficulties as defined by the ASC, and ii) the Related Party Debt Restructuring was deemed to result in a concession by the Related Party Lenders. The Company performed a comparison of the aggregated undiscounted cash flows associated with the Related Party Notes subsequent to the Related Party Debt Restructuring to the aggregate carrying value of the Related Party Notes as of the Related Party Debt Restructuring date. The net carrying value of the Related Party Notes of $10 million was determined to exceed the undiscounted future cash flows of the Related Party Notes as modified by the Related Party Debt Restructuring by approximately $10 million (the “Related Party Debt Restructuring Excess Carrying Value”). The aggregate carrying value of the Related Party Notes was thus written down to the amount of the undiscounted future cash flows on the Related Party Notes from the Related Party Debt Restructuring date to maturity (the “Restructured Related Party Debt”). Further, as the Related Party Lenders are related parties of the Company, the Related Party Debt Restructuring Excess Carrying Value was accounted for as a capital transaction and no gain or loss was recognized related to the restructuring.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The consideration for the sale of the Cultivation Business included the assumption by CP of the Company’s secured indebtedness currently held by CP and included the Consolidated CP Acquisitions Note. The carrying value of the Consolidated CP Acquisitions Note was $0 at December 31, 2024.

CP Acquisitions Promissory Note

On August 14, 2024, the Company issued a junior secured promissory note (the “2024 CP Note”) to CP. Pursuant to the 2024 CP Note, CP Acquisitions would lend up to $1.5 million to the Company. The 2024 CP Note bore interest at a rate of 10% per annum, would mature in full on July 1, 2025, and could be prepaid without any fee or penalty. The note was subsequently amended to lend up to $3.0 million to the Company. The 2024 CP Note was secured by the Company’s assets and ranked junior to existing secured indebtedness of the Company. The 2024 CP Note could be converted into Common Stock of the Company or, at CP Acquisitions’ election, Pre-Funded Warrants with an exercise price of $0.001 per share, in each case at a conversion price of $3.9495.

The consideration for the sale of the Cultivation Business included the assumption by CP of the Company’s secured indebtedness currently held by CP and included the 2024 CP Note. The carrying value of the 2024 CP Note was $0 at December 31, 2024.

Green Thumb Convertible Note

On November 5, 2024, the Company issued a Secured Convertible Note (the “Green Thumb Note”) to RSLGH, LLC (the “Investor”), a subsidiary of Green Thumb Industries Inc. (“Green Thumb”). The Green Thumb Note is a secured obligation of the Company and ranks senior to all indebtedness of the Company except for indebtedness held by CP Acquisitions and Mack. The Green Thumb Note will mature on November 5, 2025 and has a 10.0% annualized interest rate, with interest to be paid on the first calendar day of each September and March while the Green Thumb Note is outstanding, in cash, beginning January 1, 2025. The principal amount of the Green Thumb Note will be payable on the maturity date. The Green Thumb Note provides for advances of up to $20 million in the aggregate, of which $10 million was advanced upon issuance.

The Green Thumb Note imposes certain customary affirmative and negative covenants upon the Company, including covenants relating to corporate existence, indebtedness, liens, distributions, affiliate transactions, and issuance of other notes. If an event of default under the Green Thumb Note occurs, the Investor can elect to redeem the Green Thumb Note for cash equal to the then-outstanding principal amount of the Green Thumb Note (or such lesser principal amount accelerated by the Investor), plus accrued and unpaid interest, including default interest, which accrues at a rate per annum equal to 14% from the date of a default or event of default, or, only in connection with certain events of default.

If the Investor elects to convert the Green Thumb Note, the conversion price per share will be $3.158, subject to customary adjustments for certain corporate events. The conversion of the Green Thumb Note will be subject to certain customary conditions and the receipt of stockholder approval to the extent necessary under Nasdaq listing rules.

Borrowings under the Green Thumb Note during the year ended December 31, 2024 totaled $10 million which are recorded on the Company’s consolidated balance sheets in related party debt. Interest expense incurred on the Green Thumb Note amounted to approximately $156 thousand for the year ended December 31, 2024.

As of December 31, 2024, future minimum principal payments on all debt positions, excluding accrued interest amounts, were as follows:

Years ending December 31 (In thousands)
2025	$10,522
Total future payments	$10,522

Note 11 — Leases

The determination if any arrangement contained a lease at its inception was done based on whether or not the Company has the right to control the asset during the contract period. The lease term was determined assuming the exercise of options that were reasonably certain to occur. Leases with an original lease term of 12 months or less at inception were not reflected in the Company’s consolidated balance sheet and those lease costs are expensed on a straight-line basis over the respective term. Leases with a term greater than 12 months were reflected as non-current right-of-use assets and current and non-current lease liabilities in the Company’s consolidated balance sheets.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As the implicit interest rate in its leases was generally not known, the Company used its incremental borrowing rate as the discount rate for purposes of determining the present value of its lease liabilities. The Company’s incremental borrowing rate was determined using the interest rate on a long-term debt position entered into at approximately the same time and for the same duration as the lease.

The Company had several non-cancelable finance leases for machinery and equipment, all of which ended or were terminated during 2023. As of December 31, 2024, the Company had no active finance leases.

When a contract contained lease and non-lease elements, both were accounted for as a single lease component.

The Company has several non-cancellable operating leases for corporate offices, warehouses, showrooms, research and development facilities and vehicles. The Company’s leases have remaining lease terms of one year to four years, some of which include options to extend. Some leases include payment for communal area maintenance associated with the property. Cash paid for operating leases during the years ended December 31, 2024 and 2023 were $0.5 million and $1.0 million, respectively.

During the year ended December 31, 2024, one of the Company’s leased assets was sold by the lessor to another counterparty, effectively cancelling the remainder of the lease with the Company. There were no penalties arising from the cancellation. The Company recognized a gain on early termination in the amount of $50 thousand within loss from discontinued operations in the period, calculated as the difference between the remaining right-of-use asset and lease liability at the time of termination.

As of December 31, 2024 and 2023, the Company did not have any operating leases related to continuing operations. As such, no operating lease costs, weighted average remaining lease term, weighted average discount rate, or cash paid for operating leases are presented for continuing operations for the year ended December 31, 2024 and 2023. As of December 31, 2024, there is no future lease payment related to continuing operations.

Note 12 — Stockholders’ Equity (Deficit)

Public Offerings

On February 27, 2024, the Company entered into a placement agency agreement (the “Agency Agreement”) with Alexander Capital, LP (“Alexander Capital”) as placement agent (the “Placement Agent”), pursuant to which the Company agreed to issue and sell an aggregate of 184,000 shares of its Common Stock, and, in lieu of Common Stock to certain investors that so chose, Pre-Funded Warrants to purchase 264,246 shares of its Common Stock (the “S-1 Offering”). The public offering price for each share of Common Stock was $5.70, and the offering price for each Pre-Funded Warrant is $5.685, which equals the public offering price per share of the Common Stock, less the $0.015 per share exercise price of each Pre-Funded Warrant.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company issued 4,482 warrants to purchase Common Stock to Alexander Capital (the “Placement Agents Warrants”). The Placement Agents Warrants were classified as equity and recorded under additional paid-in capital in the consolidated balance sheets. The Placement Agents Warrants have a five-year term and exercise price of 100% of the offering price, and are subject to adjustment for stock splits, reverse stock splits, stock dividends, and similar transactions. The Placement Agents Warrants will be exercisable on a cash basis, unless there is not an effective registration statement covering the issuance of the shares issuable upon exercise of the Placement Agents Warrants or if shareholder approval for the full exercise of the Placement Agents Warrants are not received, in which case the Placement Agents Warrants will also be exercisable on a cashless exercise basis at Alexander Capital’s election.

The measurement of fair value of the Placement Agents Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions as of the date of issuance (i.e., share price of $7.80, exercise price of $5.70, term of five years, volatility of 128%, risk-free rate of 4.32%, and expected dividend rate of 0%). The grant date fair value of these Placement Agents Warrants was estimated to be $31 thousand on February 27, 2024, and is reflected within additional paid-in capital as of December 31, 2024.

Equity Line of Credit Facility

On August 28, 2024, the Company entered into a purchase agreement (the “Ionic Agreement”) and a registration rights agreement with Ionic Ventures, LLC (“Ionic”), pursuant to which Ionic committed to purchase up to an aggregate of $15.0 million of the Company’s Common Stock, subject to certain limitations, from time to time and at our sole discretion over the 36-month term of the Ionic Agreement.

From and after the date the registration statement relating to the resale of the shares sold to Ionic was declared effective, November 5, 2024, the Company may from time to time on any business day, by written notice delivered by the Company to Ionic, direct Ionic to purchase between $250,000 and $750,000 of shares of Common Stock on such business day, at a purchase price per share that will be equal to 93% (or 80% if the Common Stock is not then trading on the Nasdaq Capital Market) of the lowest daily VWAP over a specified measurement period beginning after the delivery of the purchase notice, as described further in the Purchase Agreement (each, a “Regular Purchase”). The Ionic Agreement also permitted the Company to deliver an exemption purchase notice for $400,000 on the date of signing, with the shares so purchased to be delivered following the Commencement Date, and the Company delivered an exemption purchase notice for $400,000 for the purchase by Ionic of 189,645 shares of Common Stock. On November 5, 2024, the Company issued 189,645 shares of Common Stock to Ionic. The Company will control the timing and amount of any sales of Common Stock to Ionic pursuant to the Ionic Agreement. Ionic has no right to require the Company to sell any shares of Common Stock to Ionic, but Ionic is obligated to make purchases as the Company directs, subject to certain conditions.

Related Party Warrant Issuance

On May 21, 2024, in connection with the Consolidated Note Amendment, the Company issued 492,204 and 525,114 Pre-Funded Warrants to GIC Acquisitions and CP (the “Related Party Pre-Funded Warrants”), respectively, in exchange of notes payable amounting approximately to $2.29 million and $11.5 million, respectively. The Related Party Pre-Funded Warrants can be used to purchase Company’s Common Stock with par value of $0.001 at an exercise price of $0.015. The Related Party Pre-Funded Warrants have been identified as freestanding financial instruments and were determined not to be indexed to the Company’s own stock. Accordingly, the Warrants are precluded from being classified within equity and classified as a liability with subsequent changes in fair value recognized each reporting period in earnings. The fair value of the Related Party Pre-Funded Warrants on the issuance date was $5,600,334 determined as the intrinsic value.

On June 30, 2024, the Company executed an amendment to the Related Party Pre-Funded Warrants, pursuant to which the Company revised certain provisions of the Related Party Pre-Funded Warrants to (i) remove the adjustment to the exercise price of the Related Party Pre-Funded Warrants when there is a bona fide equity financing with the primary purpose of raising capital (the “Adjustment Provisions”) and (ii) increase the threshold for a change of control from 50% to greater than 50%. The classification of the Related Party Pre-Funded Warrants was reassessed upon the modification and the Related Party Pre-Funded Warrants were determined to meet all of the additional requirements for equity classification. Accordingly, as of June 30, 2024, the Company remeasured the Related Party Pre-Funded Warrants to its fair value immediately prior to the modification and recognized the change in fair value of approximately $1.2 million in earnings. The Company then reclassified the Pre-Funded Warrant liability to stockholders’ equity at its post-modification fair value of $6.8 million.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 12, 2024, the stockholders of the Company approved a proposal to amend the Related Party Pre-Funded Warrants to add the Adjustment Provisions at a future date. Pursuant to that approval, on August 28, 2024, the Company entered into amendments to the Related Party Pre-Funded Warrants to insert the Adjustment Provisions. This resulted in a reassessment of the Related Party Pre-Funded Warrants such that they no longer met the requirements for equity classification and became classified as liabilities. They were remeasured to their fair value upon modification, resulting in a reduction in value of approximately $3.1 million. The fair value, as of August 28, 2024, of $3,723,383 was reclassified to a warrant liability. As a result of the warrant amendments and the subsequent issuance of 189,645 shares of Common Stock to Ionic at an effective purchase price of $2.109 per share of Common Stock, the number of shares of Common Stock underlying the Related Party Pre-Funded Warrant held by CP was adjusted to 5,452,288 and the number of shares of Common Stock underlying the Related Party Pre-Funded Warrant held by GIC Acquisition was adjusted to 1,085,122. On August 30, 2024, CP partially exercised its Pre-Funded Warrant and entities affiliated with Raymond Chang and I-Tseng Jenny Chan received an aggregate of 383,127 shares of Common Stock upon the exercise.

On September 27, 2024, the Company executed an amendment to the Related Party Pre-Funded Warrants to remove the Adjustment Provisions. Accordingly, the Related Party Pre-Funded Warrants met the requirements for equity classification. The amendment also included a provision preventing the holders from any additional exercise of either of the Related Party Pre-Funded Warrants at any time between September 27, 2024 and October 9, 2024. They were remeasured to their fair value upon modification resulting in an increase to the fair value of $18,392,143. The fair value as of September 27, 2024 of $20,770,707 was reclassified to equity.

PIPE

On November 20, 2024, the Company entered into Securities Purchase Agreements with institutional investors and other accredited investors for the sale by the Company of 203,988 shares (the “Shares”) of Common Stock, and pre-funded warrants (the “November 2024 Warrants”) to purchase up to an aggregate of 949,515 shares of Common Stock, in a private placement offering. The purchase price for one share of Common Stock is $22.30 and the purchase price for one November 2024 Warrant is $22.2999.

Each Pre-Funded Warrant is exercisable into one share of Common Stock at a price per share of $0.0001 (as adjusted from time to time in accordance with the terms thereof) and will expire when such November 2024 Warrant is fully exercised.

Benjamin Kovler, Chairman and Interim Chief Executive Officer of the Company, participated in the private placement to purchase 10,000 shares of Common Stock on the same terms as other investors except for a purchase price of $38.76.

The gross proceeds to the Company from the private placement were approximately $25.9 million, before deducting the placement agent’s fees and other offering expenses of approximately $0.1 million.

The November 2024 Warrants were classified as a component of stockholders’ equity. They are immediately exercisable and permit the holders to receive a fixed number of shares of Common Stock upon exercise. In addition, such warrants do not provide any guarantee of value or return.

Mack Warrants

In October 2023, the Company issued 50,000 warrants to Mack Molding Co. in conjunction with the Modification and Settlement Agreement (the “Mack Warrants”). The warrants have a three-year term and an exercise price of $60.00 per share, and are subject to adjustment for stock splits, reverse stock splits, stock dividends, and similar transactions. The Mack Warrants will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the warrants or if shareholder approval for the full exercise of the warrants are not received, in which case the Mack Warrant will also be exercisable on a cashless exercise basis at the Investor’s election.

The measurement of fair value of the Mack Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance. The grant date fair value of these Investor Warrants was estimated to be $1.6 million on October 18, 2023 and is reflected within additional paid-in capital as of December 31, 2023. These warrants were terminated a part of the December 16, 2024 settlement.

Note 13 — Stock-Based Compensation and Employee Benefit Plans

2022 Omnibus Equity Incentive Plan

On April 29, 2022, the Company’s Board of Directors, and on June 8, 2022, the Company’s stockholders, adopted and approved the 2022 Omnibus Equity Incentive Plan (the “2022 Plan”), which provides for the grant of stock options, stock appreciation right awards, performance share awards, restricted stock awards, restricted stock unit awards, other stock-based awards and cash-based awards. The aggregate number of shares of Common Stock that may be reserved and available for grant and issuance under the 2022 Plan is 1,765 shares and 16,667 additional shares issued upon approval by the Board of Directors on January 8, 2024. On August 12, 2024, the Company’s stockholders approved an amendment to the 2022 Plan to increase the number of shares issuable thereunder by 166,667. Shares will be deemed to have been issued under the 2022 Plan solely to the extent actually issued and delivered pursuant to an award. The 2022 Plan shall continue in effect, unless sooner terminated, until the tenth anniversary of the date on which it was adopted by the Board of Directors. As of December 31, 2024, there were 56,324 shares of Common Stock available to be granted under the Company’s 2022 Plan.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s stock compensation expense from continuing operations was $892 thousand and $2.4 million for the years ended December 31, 2024 and 2023, respectively.

The Company’s stock compensation expense from discontinued operations was $273 thousand and $268 thousand for the years ended December 31, 2024 and 2023, respectively.

Stock Options

For the year ended December 31, 2024, there were no options granted or exercised under the Company’s stock option plans. For the same period, there were 23 options expired with a weighted average exercise price of $10,710.00. There were 216 and 688 options outstanding with a weighted average exercise price of $18,610.56 and $23,938.80 as of December 31, 2024 and 2023, respectively. There were 210 options vested and exercisable with a weighted average exercise price of $18,725.71 as of December 31, 2024. There were 216 options vested and expected to vest with a weighted average exercise price of $18,610.56 as of December 31, 2024.

As of December 31, 2024, total unrecognized compensation expense related to unvested options was $6,302, which is expected to be recognized over a weighted average period of 0.27 years.

Stock options granted under the Company’s 2022 Plan are generally non-qualified and are granted with an exercise price equal to the market price of the Company’s Common Stock on the date of grant. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model. This model incorporates certain assumptions for inputs including a risk-free market interest rate, expected dividend yield of the underlying Common Stock, expected option life, and expected volatility in the market value of the underlying Common Stock. No stock options were granted during the years ended December 31, 2024 and 2023.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The risk-free interest rate is based upon quoted market yields for United States Treasury debt securities with a term similar to the expected term. The expected dividend yield is based upon the Company’s history of having never issued a dividend and management’s current expectation of future action surrounding dividends. The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the underlying instrument’s expected term. The expected lives for such grants were based on the simplified method for employees and directors. Forfeitures are accounted for when they occur.

The following table presents option activity under the Company’s stock option plans for the years ended December 31, 2024 and 2023:

(In thousands, except share and per share data)	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Options outstanding at January 1, 2023	896	$22,770.75	$—
Forfeited	(14)	114.14
Expired	(194)	792.69
Options outstanding at December 31, 2023	688	$23,938.80	$—
Granted	—
Forfeited	(449)	26,095.64
Expired	(23)	10,710.00
Options outstanding at December 31, 2024	216	$18,610.56	$—
Options vested and exercisable as of December 31, 2024	210	$18,725.71
Options vested and expected to vest as of December 31, 2024	216	$18,610.56

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about options vested and exercisable at December 31, 2024:

	Options Vested and Exercisable
Price ($)	Number of Options	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price
$14,580.00	84	3.08	$14,580.00
$6,840.00	73	0.97	$6,840.00
$41,520.00	49	4.39	$41,520.00
$43,470.00	4	6.22	$43,470.00

The following table summarizes information about options expected to vest after December 31, 2024:

	Options Vested and Expected to Vest
Price ($)	Number of Options	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price
$14,580.00	90	2.61	$14,580.00
$6,840.00	73	0.97	$6,840.00
$41,520.00	49	4.39	$41,520.00
$43,470.00	4	6.22	$43,470.00

Restricted Stock Units

Under the 2022 Plan, the Company may grant restricted stock units to employees, directors and officers. The restricted stock units granted generally vest equally over periods ranging from one to three years. The fair value of restricted stock units is determined based on the closing market price of the Company’s Common Stock on the date of grant. Compensation expense related to the restricted stock units is recognized using a straight-line attribution method over the vesting period.

The following table presents restricted stock unit activity under the 2022 Plan for the year ended December 31, 2024:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested at January 1, 2023	513	$3,461.25
Granted	—	—
Vested	(161)	3,462.00
Forfeited	(209)	3,462.00
Unvested at December 31, 2023	143	$3,462.00
Granted	238,874	9.60
Vested	(85,921)	9.15
Forfeited	(50,229)	7.05
Unvested at December 31, 2024	102,867	$17.42

As of December 31, 2024, total unrecognized compensation expense related to unvested restricted stock units was $1.4 million, which is expected to be recognized over a weighted average period of 0.74 years.

2022 Employee Stock Purchase Plan

On April 29, 2022, the Company’s Board of Directors, and on June 8, 2022, the Company’s stockholders, adopted and approved the 2022 Employee Stock Purchase Plan (“ESPP”). The Company initially reserved 167 shares of Common Stock for issuance under the ESPP. On December 31, 2024 and 2023, no shares were available for future issuance.

Under the ESPP, eligible employees are granted options to purchase shares of Common Stock at the lower of 85% of the fair market value of the stock at the time of grant or 85% of the fair market value at the time of exercise. Options to purchase shares are granted twice yearly on or about August 1 and February 1 and are exercisable on or about the succeeding January 31 and July 31, respectively, of each year. No participant may purchase more than $25,000 worth of Common Stock annually. During the years ended December 31, 2024 and 2023, 0 and 167 of Common Stock was granted under the 2022 ESPP.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee Benefit Plan

The Company maintains an employee’s savings and retirement plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). All full-time U.S. employees become eligible to participate in the 401(k) Plan. The Company’s contribution to the 401(k) Plan is discretionary. During the year ended December 31, 2024 and 2023, the Company did not contribute to the 401(k) Plan.

Note 14 — Stock Warrants

The following tables present all warrant activity of the Company for the year ended December 31, 2024 and December 31, 2023:

	Number of Warrants	Weighted- Average Exercise Price
Warrants outstanding at January 1, 2023	102,000	$571.05
Issued	262,353	0.15
Exercised	(5,664)	—
Canceled	(2)	—
Warrants outstanding at December 31, 2023	358,687	$162.45
Issued	8,188,353	0.02
Exercised	(913,350)	0.12
Canceled	(57,117)	52.59
Warrants outstanding at December 31, 2024	7,576,573	$7.30

The Company received proceeds from the exercise of Placement Agent Warrants of $26,000 and Pre-Funded Warrants of $10,000 for the year ended December 31, 2024.

Note 15 — Income Taxes

For financial reporting purposes, the net pre-tax book income and/or loss from continuing and discontinued operations for the U.S. and foreign entities, in the aggregate, was:

(In thousands)	December 31, 2024	December 31, 2023
United States	$(41,746)	$(18,650)
Foreign	—	—
Total	$(41,746)	$(18,650)

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income tax expense (benefit) from continuing and discontinued operations consisted of the following for the years ended December 31, 2024 and December 31, 2023:

(In thousands)	December 31, 2024	December 31, 2023
Current:
Federal	$—	$—
State	(2)	2
Foreign	—	—
Subtotal	(2)	2

Deferred:
Federal	—	—
State	—	—
Foreign	—	—
Subtotal	—	—
Total	$(2)	$2

The reconciliation between the Company’s effective tax rate on income from continuing operations discontinued operations and the statutory tax rate for the years ended December 31, 2024 and December 31, 2023 is as follows:

(In thousands)	December 31, 2024	December 31, 2023
Current tax at U.S. statutory rate	$(8,767)	$(3,925)
Nondeductible/nontaxable items	3,336	(336)
State taxes	(872)	(458)
Rate change	(717)	1,613
True-up and other	1,383	2,621
Valuation allowance	5,635	487
Income tax expense (benefit)	$(2)	$2

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of net deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following items comprise the Company’s net deferred tax assets and liabilities as of December 31, 2024 and December 31, 2023:

(In thousands)	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating loss carryforward	$48,662	$35,491
Accruals, reserves, and other	4,422	11,559
Stock-based compensation	442	706
Research and development tax credit carryforward	—	—
Lease liability	126	464
Fixed assets	116	246
Intangible assets	3,475	3,104
Capitalized sec. 174 R&E	1,731	2,068
Credits	1,221	—
Uncertain tax positions	(1,221)	—
Total Deferred Tax Asset	58,974	53,638

Valuation allowance	(58,852)	(53,219)
Deferred income tax assets, net of Valuation Allowance	122	419

Deferred tax liabilities:
Right-of-Use Asset	(122)	(419)
Total Deferred Tax Liability	(122)	(419)

Net Deferred Tax Asset/(Liability)	$—	$—

The Company continually evaluates the likelihood of the realization of deferred tax assets and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectation of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

As of December 31, 2024, based on the Company’s history of earnings and its assessment of future earnings, management believes that it is more likely than not that future taxable income will not be sufficient to realize the deferred tax assets. Therefore full valuation allowance has been applied to deferred tax assets.

Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses incurred that are considered incidental to research and experimentation (“R&E”) activities under U.S. Internal Revenue Code (“IRC”) Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the December 2017 Tax Cuts and Jobs Act mandates capitalization and amortization of R&E expenses for tax years beginning after December 31, 2021. Expenses incurred in connection with R&E activities in the U.S. must be amortized over a 5-year period if incurred, and R&E expenses incurred outside the U.S. must be amortized over a 15-year period. R&E activities are broader in scope than qualified research activities that are considered under IRC Section 41 (relating to the research tax credit).

As of the year ended December 31, 2024, the Company has federal and state net operating loss carryforwards of approximately $197.6 million and $128.7 million respectively. Federal net operating loss carryforwards in the amount of $0.7 million begin expiring in 2036 and approximately $196.9 million have an indefinite life. Federal net operating loss (“NOL”) carryforwards generated after tax year 2021 are subject to an 80% limitation on taxable income, do not expire and will carryforward indefinitely. State net operating loss carryforwards in the amount of $115.8 million begin expiring in 2039 and approximately $12.8 million have an indefinite life.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The utilization of the Company’s NOLs may be subject to a U.S. federal limitation due to the “change in ownership provisions” under Section 382 of the IRC and other similar limitations in various state jurisdictions. Such limitations may result in a reduction of the amount of net operating loss carryforwards in future years and possibly the expiration of certain net operating loss carryforwards before their utilization.

(In thousands)	December 31, 2024	December 31, 2023
Jurisdiction	NOL Available	NOL Available
Federal	$675	$675
Federal - Indefinite	196,903	143,552
Subtotal - Federal	197,578	144,227

State	115,846	85,245
State - Indefinite	12,814	8,038
Subtotal - State	128,660	93,283

Foreign	—	—
Foreign - Indefinite	—	—
Subtotal - Foreign	$—	$—

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examinations by federal, foreign, and state and local jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from 2019 to the present in the U.S. and from 2019 to present in the Company’s foreign operations. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state and local tax authorities to the extent utilized in a future period.

As required by the uncertain tax position guidance in ASC Topic 740 (“ASC 740”), Income Tax the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied the uncertain tax position guidance in ASC 740, Accounting for Income to all tax positions for which the statute of limitations remained open. Any estimates of tax contingencies contain assumptions and judgments about potential actions by taxing jurisdictions. Any interest and penalties related to uncertain tax positions would be included as part of the income tax provision.

The Company’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of or changes in tax laws, regulations and interpretations thereof as well as other factors.

Uncertain Tax Positions

Our unrecognized tax benefits at December 31, 2024 relate entirely to research and development tax credits. The total amount of unrecognized tax benefits at December 31, 2024 is $1.2 million. If recognized, none of the unrecognized tax benefits would impact our effective tax rate. The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

(In thousands)	Year ended December 31, 2024
Unrecognized benefit – beginning of period	$—
Prior period tax position increases	1,100
Current period tax position increases	91
Unrecognized benefit – end of period	$1,191

Our policy is to recognize interest and penalties related to income taxes as components of interest expense and other expense, respectively. We incurred no interest or penalties related to unrecognized tax benefits in the years ended December 31, 2024 or 2023. We do not anticipate any significant changes in our uncertain tax positions within twelve months of this reporting date.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Net Loss Per Share

Net loss per share calculations for all periods have been adjusted to reflect the Company’s reverse stock splits. Net loss per share was calculated based on the weighted-average number of the Company’s Common Stock outstanding.

Basic net loss per share is calculated using the weighted-average number of shares of Common Stock outstanding during the periods. Diluted net loss per share is computed by giving effect to all potential shares of Common Stock, including convertible notes, outstanding stock options, stock related to unvested restricted stock units, and outstanding warrants to the extent dilutive. Net loss per share, assuming dilution, is equal to basic net loss per share for the years ended December 31, 2024 and 2023 because the effect of dilutive securities outstanding during the periods, including convertible notes, options, restricted stock units and warrants computed using the treasury stock method, is anti-dilutive.

The components of basic and diluted net loss per share were as follows:

	Year Ended December 31,
(In thousands, except share and per share data)	2024	2023
Numerator:
Net loss from continuing operations	$(23,229)	$(11,931)
Net loss from discontinued operations	$(18,517)	$(6,719)
Net loss available for common shareholders	$(41,746)	$(18,650)
Denominator:
Weighted-average common shares outstanding – basic and diluted	1,020,185	99,391
Net loss per share attributable to Common Stockholders – basic and diluted	$(40.92)	$(187.64)

The Company’s potential dilutive securities, which include stock options, restricted stock units, and warrants, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of shares of Common Stock outstanding used to calculate both basic and diluted net loss per share attributable to holders of the Company’s Common Stock is the same. The Company excluded the following potential Common Stock equivalents presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to Common Stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2024	2023
Shares subject to outstanding stock options	210	664
Shares subject to unvested restricted stock units	102,867	142
Shares subject to outstanding warrants	7,576,573	358,687
	7,679,650	359,493

Note 17 — Segment Reporting

The Company operates in one consolidated segment. The Company’s Chief Operating Decision Maker, Benjamin Kovler, Chairman and Interim Chief Executive Officer of the Company reviews net income (loss) of the Company when making resource allocation decisions. Such information is presented in the consolidated statements of operations.

Note 18 — Commitments and Contingencies

Legal Matters

From time to time, the Company may become involved in material legal proceedings or be subject to claims arising in the ordinary course of our business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bud & Mary’s Litigation

On September 15, 2022, the Company provided a notice of default to Bud & Mary’s Cultivation, Inc. (“Bud & Mary’s) and certain related parties notifying such parties that Bud & Mary’s was in default of its obligations under the TTK solution between the Company and Bud & Mary (the “Bud & Mary TTK Agreement”). On October 5, 2022, Bud & Mary’s filed a complaint in the Superior Court of Massachusetts in Suffolk County, naming the Company as the defendant (the “Bud & Mary Complaint”). Bud & Mary’s is seeking, among other relief, monetary damages in connection with alleged unfair or deceptive trade practices, breach of contract and conversion arising from the Bud & Mary TTK Agreement. While the Company believes the claim is without merit and will continue to vigorously defend itself against Bud & Mary’s allegations, litigation is inherently unpredictable and there can be no assurance that the Company will prevail in this matter. During the third quarter of 2022, the Company deemed it necessary to fully reserve for the outstanding $14.7 million note receivable balance due to the current litigation and the uncertainty of the customer’s ability to repay the balance. As of December 31, 2024, the allowance related to Bud & Mary’s was reduced to $14.4 million, reflecting a recovery of allowance for credit losses resulting from a loan repayment of $330 thousand that was previously included in the allowance. The $14.4 million represents the amount of the contingent loss that the Company has determined to be reasonably possible and estimable. The actual cost of resolving this matter may be higher or lower than the amount the Company has reserved. If the Company is unable to realize revenue from its TTK Solution offerings on a timely basis or at all, or if it incurs an additional loss as a result of the Bud & Mary’s claim, the Company’s business and financial performance will be adversely affected. On November 14, 2022, the Company filed its answers and affirmative defenses to the Bud & Mary Complaint and counterclaims. The Company is seeking, among other relief, monetary damages in connection with the breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, and enforcement of the guarantees. This matter is still actively ongoing. The parties are required to report on status to the court on March 21, 2025. This matter is subject to the Cultivation sale escrow litigation reserve agreement where the Company was required to fund $1.5 million in January 2025 into escrow for the benefit of settling this and other claims.

Bowdoin Construction Corp. Litigation

On February 22, 2023, Bowdoin Construction Corp. (“Bowdoin”) filed a complaint in the Superior Court of Massachusetts in Norfolk County, Massachusetts, naming the Company (the “Bowdoin Complaint”), Bud & Mary’s and certain related parties as defendants, captioned Bowdoin Construction Corp. v. Agrify Corporation, Bud & Mary’s Cultivation, Inc. and BMLC2, LLC, case no. 2382CV00173. The Bowdoin Complaint relates to a construction contract between Bowdoin and the Company relating to the property that is the subject of the Bud & Mary’s Complaint, and alleges breach of contract by Bud & Mary’s and by the Company due to nonpayment of approximately $7.0 million due under the contract and related indemnification claims and mechanics’ liens. $6.3 million is included in accounts payable and $700 thousand is included in accrued expenses and other current liabilities in the consolidated balance sheet. Two of Bowdoin’s subcontractors, Hannon Electric, Inc. and Electric Supply Center Corp, have filed separate suits against Agrify in the amount of $1.498 million and $93 thousand, respectively. These amounts are part of the $7.0 million claimed in Bowdoin’s Complaint. The Bowdoin suit and the subcontractor suits have been consolidated. The Company has denied liability in all such suits. Bowdoin and Agrify are attempting to work cooperatively to settle the subcontractor disputes. The parties are otherwise in the discovery phase which concludes in June 2025. This matter is subject to the sale of the Cultivation Business escrow litigation reserve agreement where the Company was required to fund $1.5 million in January 2025 into escrow for the benefit of settling this and other claims.

Mack Molding Co.

In December 2020, the Company entered into a five-year supply agreement with Mack Molding Co. (“Mack”) pursuant to which Mack became a key supplier of VFUs. In February 2021, the Company placed a purchase order with Mack amounting to approximately $5.2 million towards the initial production of VFUs during 2021. Since February 2021, the Company increased the purchase order with Mack to approximately $26.5 million towards production of VFUs during 2021 and 2022. The Company believed the supply agreement with Mack would provide the Company with increased scaling capabilities and the ability to meet the potential future demand of its customers more efficiently. The supply agreement contemplated that, following an introductory period, the Company negotiated a minimum percentage of the VFU requirements that the Company purchase from Mack each year based on the agreed-upon pricing formula. The introductory period was not time-based but rather referred to the production of an initial number of units after which the parties have rights to adjust pricing and negotiate a certain minimum requirements percentage. The Company believed this approach would result in both parties making a more informed decision with respect to the pricing and other terms of the supply agreement with Mack. On October 11, 2022, the Company received a $9.4 million invoice from Mack for inventory purchased on the Company’s behalf to build VFUs. As part of the terms of the contract manufacturing agreement, Mack had the contractual right to bill the Company for any inventory that had aged greater than nine months. Due to a slowdown in the demand for the VFUs and the lack of a demand forecast that the Company could provide to the vendor, Mack exercised the right to invoice the Company for the slow-moving inventory. As of December 31, 2022, the Company recognized a contingent liability in the amount of $8.4 million, representing an estimate of the amount payable to Mack with respect to the original Mack purchase agreement, and which was included in accounts payable in the consolidated balance sheet. On March 2, 2023, Mack filed an arbitration action seeking the amounts owed to Mack for purchased inventory. On October 27, 2023, and effective as of October 18, 2023, Mack and the Company entered into a Modification and Settlement Agreement (the “Modification Agreement”) with respect to the dispute rather than engaging in litigation through the courts.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 29, 2024, the Company met its contractual obligations under the terms of the Modification Agreement. In settlement of the dispute, the Company made cash payments of $500,000 and $250,000 to Mack and issued to Mack a warrant to purchase 750,000 shares of the Company’s Common Stock. In the first quarter of 2024, management derecognized the previously recognized contingent liability, resulting in a credit of approximately $5.9 million, recorded within gain on settlement of contingent liabilities, on the consolidated statement of operations.

On August 30, 2024, the Company and Mack entered into an amendment to the Modification Agreement, which modified the payment terms and VFU purchase requirements under the Modification Agreement. Pursuant to the amendment, the Company agreed to make payments of $1.0 million prior to October 31, 2024 (the “October Payment”) and an additional $1.0 million prior to December 31, 2024. The Company has not made the October Payment as of the date hereof, however the Company is working with Mack to extend the date of the October Payment. The Company also agreed to purchase at least 25 VFUs prior to October 31, 2024 and a further 25 VFUs between November 1, 2024 and December 31, 2024. Upon payment in accordance with the terms of the amendment, the Company will be entitled to certain residual inventory in the possession of Mack, and the warrant issued to Mack will be terminated. This matter was settled on December 16, 2024 as a precursor to the Cultivation sale agreement and the corresponding warrants were terminated.

TRC Electronics Litigation

The Company was named as a defendant in a complaint filed by TRC Electronics, Inc. (“TRC”) on April 13, 2023 in the United States District Court for the Eastern District of Pennsylvania. In the complaint, TRC asserts two causes of action against the Company: (1) breach of contract, and (2) promissory estoppel. TRC’s claims are based on allegations that the Company failed to make payments due under three purchase orders for commercial electronics parts. TRC was seeking damages in the amount of $0.5 million, plus attorneys’ fees, costs, and post-judgment interest. This matter was settled in January 2025 for no cost to the Company.

McCutchan, Inc.

In December 2021, the Company entered into a standard form of agreement between Owner and Contractor whereby Valiant Group LLC (“Valiant”) is the general contractor for tenant improvements on certain real property located in Bellevue, Washington (the “Project”). McCutchan, Inc. (“McCutchan”) agreed to be a subcontractor on the Project and engaged various other subcontractors (the “Valiant Agreement”). The Company terminated Valiant as the general contractor for, among other allegations, breach of contract and unjust enrichment. Following the termination of Valiant, in October 2022, the Valiant Agreement was assigned and accepted (the “Assignment”) to Agxion, LLC, a wholly owned subsidiary of the Company. The Assignment contemplates that, as a subcontractor to the Valiant Agreement, McCutchan is still bound to the subcontract agreement and will continue construction operations on the Project. The Company is pursuing Valiant in a separate litigation to collect no less than approximately $1.4 million alleging overbilling, breach of the Valiant Agreement, and violation of Chapter 18.27 and 19.86 of the Revised Code of Washington. On March 5, 2024, McCutchan filed a complaint in the Superior Court of Washington for King County naming the Company, Valiant, and certain related parties as defendants. In the complaint, McCutchan asserts two causes of action against the Company: (1) breach of contract, (2) voidable contract, (3) interference with business or economic expectancy, (4) unjust enrichment, and (5) defamation. McCutchan’s claims are based on allegations of misrepresentations made by the Company to pay McCutchan for work completed on the Project as well as a failure to pay under the Valiant Agreement. In the alternative, McCutchan is alleging the Assignment is void and not a valid contract. McCutchan is seeking to collect no less than $3 million against the Company and all other named defendants. The parties are currently in the discovery process, initial discovery responses were due on November 7, 2024. This matter is subject to the Cultivation sale escrow litigation reserve agreement where the Company was required to fund $1.5 million in January 2025 into escrow for the benefit of settling this and other claims.

Valiant Group LLC

The Company filed two separate complaints against Valiant for overbilling, misrepresentation, and breach of contract for the Treehouse project in Nevada and Hannah Project in Washington. Agrify obtained judgments against Valiant in Nevada for $4.5 million for the Treehouse project and $10.0 million in Washington for the Hannah Project. Agrify has domesticated those judgments in Massachusetts and is seeking to enforce them against Valiant, its successor in interest, Intrepid Investments LLC, and the principals of Valiant. Agrify filed an action for supplementary proceedings to collect on the judgments. The action is in the early stages and there is no guarantee that the court would award the full amount and no guarantee that Agrify would be able to successfully collect the full amount. This matter is subject to the Cultivation sale escrow litigation reserve agreement where the Company was required to fund $1.5 million in January 2025 into escrow for the benefit of settling this and other claims.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Litigation

In September 2023, the Company settled a legal dispute with a specific customer that resulted in the recognition of a gain of approximately $0.9 million, of which $0.3 million was paid in October 2023, with the remaining approximate $0.6 million to be paid in equal monthly installments, beginning in January, 2024. This gain was recognized as part of other income, net, per the consolidated statement of operations for the year ended December 31, 2023, with the approximate $0.9 million receivable balance recognized as part of prepaid expenses and other current assets, per the consolidated balance sheet, as of December 31, 2023. The settlement also resulted in the return of equipment to the Company in October 2023.

The Company is currently pursuing 10 separate legal proceedings in attempting to collect approximately $1.8 million outstanding receivables. The Company is not confident that all legal proceedings and collection efforts will yield in positive results or return of equipment.

On April 25, 2024, Medical Investor Holdings, LLC dba Vertical Companies (“MIH”) filed a complaint against Agrify demanding $0.3 million. MIH purchased an XMU hydrocarbon extraction system from Precision in October 2021. MIH chose not to include installation and training in the original purchase but is now having problems with this equipment resulting in the claims against Precision, now owned by the Company. This case was dismissed without prejudice by opposing counsel on August 1, 2024.

The Company is also a defendant or plaintiff in a variety of other litigation matters that are individually insignificant. The timing and amount of any settlements, including potential payments made or received, is uncertain. Nonetheless, management currently estimates that the Company’s aggregate net loss exposure with respect to these cases is within the range of approximately $150 thousand to $300 thousand. Given the Company has determined these losses are probable of occurring and reasonably estimable, an accrual was recorded in the amount of $150 thousand within general and administrative expenses within the consolidated statement of operations.

On February 9, 2022, a former sales Vice President of the Company filed suit against the Company claiming he is owed back wages, commission and is entitled to equity in the company, under theories of liability under Massachusetts labor laws including retaliation, breach of contract, breach of covenant of good faith and fair dealing, fraudulent inducement, tortious interference and unjust enrichment. The Company filed its answer to the initial complaint in January 2023. The Company believes this is a meritless claim and has responded to various discovery requests. Discovery is ongoing and a final pretrial conference is presently scheduled for April 10, 2025.

Commitments

Mack Molding Co.

The Modification Agreement with Mack referenced above resulted in the Company entering a purchase commitment with Mack pursuant to which the Company was contractually obligated to purchase a minimum of 25 VFUs per quarter for each quarter during 2024 and a minimum of 50 VFUs per quarter for the six quarters beginning with the first quarter of 2025, at a per VFU price of $14,000. The Company made payment and took collection of 25 VFUs in the second quarter of 2024. The Company also granted Mack a second lien position on all Agrify assets.

On August 30, 2024, the Company entered into an amendment to the Modification Agreement with Mack, which modified the payment terms and VFU purchase requirements under the Modification Agreement. Pursuant to the amendment, the Company agreed to make the October Payment of $1.0 million and an additional $1.0 million prior to December 31, 2024. The Company has not made the October Payment as of the date hereof, however the Company is working with Mack to extend the date of the October Payment. The Company also agreed to purchase at least 25 VFUs prior to October 31, 2024 and a further 25 VFUs between November 1, 2024 and December 31, 2024. This commitment was satisfied on December 16, 2024 as a precursor to the Purchase Agreement with CP.

Other Commitments and Contingencies

The Company is potentially subject to claims related to various non-income taxes (such as sales, value-added, consumption, and similar taxes) from various tax authorities, including in jurisdictions in which the Company already collects and remits such taxes. If the relevant taxing authorities successfully pursue these claims, the Company could be subject to additional tax liabilities.

Refer to Note 10 – Debt, included elsewhere in the notes to the consolidated financial statements for details of the Company’s future minimum debt payments. Refer to Note 11 – Leases, included elsewhere in the notes to the consolidated financial statements for details of the Company’s future minimum lease payments under operating and financing lease liabilities. Refer to Note 15 – Income Taxes, included elsewhere in the notes to the consolidated financial statements for information regarding income tax contingencies.

AGRIFY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Related Parties

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.

The following table describes the net purchasing (sales) activity with entities identified as related parties to the Company:

	Year Ended December 31,
(In thousands)	2024	2023
Green Thumb Industries	$1	$—

The following table summarizes net related party payable as of December 31, 2024 and 2023:

	Year Ended December 31,
(In thousands)	2024	2023
Green Thumb Industries	$(10,487)	$—

On July 12, 2023, the Company issued an unsecured promissory note in favor of GIC, an entity that is owned and managed by the Company’s former Chairman and Chief Executive Officer.

On October 27, 2023, CP, an entity affiliated with and controlled by former Company’s Chairman and Chief Executive Officer, purchased the Exchange Note and the Convertible Note. In addition, the Company issued to CP a Junior Secured Note. Refer to Note 10 - Debt for further disclosure related to this Related Party Note including related transactions occurring during the years ended December 31, 2024 and 2023.

Green Thumb Convertible Note

On November 5, 2024, the Company issued the Green Thumb Note to Investor. For further discussion on the note, refer to Note 10.

In addition to the Note, the related party shared services agreement charges are included in the $10,487 balance.

Note 20 — Subsequent Events — Unaudited

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued.

On August 27, 2025, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to change its corporate name from Agrify Corporation to RYTHM, Inc., effective September 2, 2025. In connection with the name change, the Company’s trading symbol on The Nasdaq Capital Market will change from “AGFY” to “RYM” at the open of trading on September 2, 2025.